Exhibit 10.50

Execution Copy

AGREEMENT OF LIMITED PARTNERSHIP
OF
BUILD-TO-CORE INDUSTRIAL PARTNERSHIP II LP

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Definitions
The following capitalized terms used in this Agreement are defined in the sections indicated below:

Acceptance Notice	Section 9.1(a)(ii)
Acquisition Date	Section 2.2(b)(i)
Acquisition Sourcing Team	Exhibit O
Act	Recitals
Affiliate	Section 12.9
Agreement	Introduction
Allocable Share	Section 8.1(c)(i)
Allocation Policy	Section 6.6(b)
Applicable Information	Section 12.11(b)(iii)
Applicable Vehicles	Section 6.6(b)
Appraisal Date	Section 6.3(e)(i)
Appraisal Notice	Section 6.3(e)(iii)
Appraised Value	Section 6.3(e)(vi)
Appraisers	Section 6.3(e)(iii)
Approval of the Executive Committee	Section 3.2
Approved	Section 3.2
Approved Investment	Section 4.1(b)
Approved Partnership Budget	Section 6.2(c)
Arbitration Notice	Section 9.4
Benefit Plan Investor	Section 12.8(k)
BCG	Recitals
BCIG Limited Partner	Recitals
BCIG Partners	Section 4.3(g)
BTC Intermediate Portfolio Holdco	Section 2.2(c)
BTC Portfolio Holdco	Section 2.2(c)
Business Day	Section 3.3(b)
Buy-Sell	Section 9.1(a)(i)
Buy-Sell Closing Period	Section 9.1(d)(i)
Buy-Sell Deposit	Section 9.1(c)
Buy-Sell Notice	Section 9.1(a)(i)
Buy-Sell Price	Section 9.1(a)(ii)
Calculation Date	Section 5.1(a)
Capital Account	Section 4.5
Capital Call Funding Period	Section 4.3(d)
Capital Call Notice	Section 4.3(d)
Capital Commitment	Section 4.3(e)
Capital Contributions	Section 4.3(b)
Carried Interest Amounts	Section 5.1(b)
Carried Interest Distributions	Section 5.1(c)

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Cash Available for Distribution	Section 5.1(d)
Cause	Section 7.4(a)
Cause Notice	Section 7.4(b)
Certificate of Limited Partnership	Recitals
Closing Period	Section 8.1(c)(ii)(A)
Code	Section 2.2(c)
Confidential Information	Section 12.11(a)
Contributing Partner	Section 4.4(b)
Control	Section 12.9
Core Investment	Section 2.2(b)(ii)
CPR	Section 7.4(b)
Cumulative 8% Internal Rate of Return Amount	Section 5.1(e)
Cumulative 10% Internal Rate of Return Amount	Section 5.1(f)
Cure Date	Section 4.4(c)
Cure Period	Section 4.4(f)
Deadlock Event	Section 3.2
Default Date	Section 4.4(c)
Default Period	Section 4.4(c)
Defaulting Partner	Section 4.4(a)
Deposit	Section 8.1(c)(iv)
Development Investment	Section 2.2(b)(iii)
Disputed Issue	Section 7.4(b)
Due Care	Section 6.3(a)
EC Indemnitee	Section 6.7(c)
Effective Date	Introduction
Election Period	Section 9.2(b)(i)
Eligibility Requirements	Section 8.1(b)
Embargoed Person	Section 12.8(m)
ERISA	Section 12.8(k)
Executive Committee	Section 3.1
Executive Officer	Section 7.4(a)(iv)
Exemption	Section 5.7(b)
Failed Contribution	Section 4.4(f)
Final Adjustment	Section 6.8(d)(ii)
Fiscal Year	Section 11.2
Force Majeure Event	Section 7.4(a)(ii)
Forced Sale	Section 9.2(a)(i)
Forced Sale Notice	Section 9.2(a)(ii)
Formation Date	Recitals
General Partner	Introduction
General Partner Carried Interest Amount	Section 5.1(g)
General Partner Carried Interest Amount Deficiency	Section 5.3(a)(ii)
GP Appraiser	Section 6.3(e)(ii)

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GP Fees	Section 6.4(a)
GP Indemnitee	Section 6.7(b)
Guaranty	Section 6.4(d)
Guaranty Fee	Section 6.4(d)
Identification Period	Section 4.1(a)
ILT	Section 6.1
Indebtedness	Section 2.2(b)(iv)
Indemnitee	Section 6.7(c)
Independent Appraiser	Section 6.3(e)(iii)
Independent Appraiser Appointment Period	Section 6.3(e)(iii)
Industrial Opportunities	Exhibit O
Initial Budget Approval	Section 6.3(b)(i)
Initial Investment Brief	Section 4.1(c)
Initiator	Section 9.2(a)(ii)
Interest	Section 4.2(b)
Investment	Section 2.2(b)(v)
Investment Advisers Act	Section 12.8(g)
Investment Company Act	Section 12.8(f)
Investment Entity	Section 2.2(c)
Investment Markets	Section 2.2(a)(i)
Investment Memorandum	Section 4.1(c)
Investment Period	Section 4.1(a)
Investment Silo	Section 2.2(a)(i)
Investment Vehicle	Exhibit O
IPT	Introduction
IPT/BCG Affiliates	Section 6.6(b)
IPT Advisors	Introduction
IPT Advisors Group	Introduction
IPT Board	Section 7.4(a)(vi)
IPT Change of Control	Section 7.4(a)(vi)
IPT HoldCo	Introduction
IPT Limited Partner	Introduction
IPT OpCo	Introduction
IPT Partners	Introduction
IPT REIT Listing Transaction	Section 7.4(a)(vi)
IPT Representative	Section 3.1
IPT Sell-Down	Section 8.1(e)
IRS	Section 6.8(b)
Judicial Review	Section 6.8(c)
Key Persons	Section 6.1
Key Person Event	Section 6.1
Leverage Targets	Section 2.3
Limited Partner	Introduction

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Limited Partner Capital Call	Section 4.3(d)
Limited Partner Funding Request	Section 4.3(d)
Limited Partners	Introduction
Losses	Section 6.7(b)
LP Appraiser	Section 6.3(e)(iii)
LP Appraiser Appointment Period	Section 6.3(e)(iii)
LP Appraiser Notice	Section 6.3(e)(iii)
LP Capital Contributions	Section 5.1(h)
LP Distributions	Section 5.1(i)
LP Indemnitee	Section 6.7(c)
Major Decision	Section 6.2
Marketing Period	Section 9.2(b)(iii)
Material Adverse Effect	Section 7.4(a)(i)
Non-Transfer Option	Section 8.1(d)(ii)
OFAC	Section 12.8(l)
Offer	Section 8.1(c)(i)
Offer Period	Section 8.1(c)(i)
Offer Price	Section 8.1(c)(i)
Offered Price	Section 9.1(a)(ii)
Offeree Partners	Section 8.1(c)(i)
Offering Partner	Section 8.1(c)(i)
Operating Agreement	Section 2.2(c)
Oversight Party	Section 7.4(b)
Partner	Introduction
Partners	Introduction
Partnership	Introduction
Partnership Expenses	Section 6.4(c)
Partnership Leverage Target	Section 2.3
Partnership Tax Audit Rules	Section 5.7(a)
PBSA	Section 12.11(b)(i)
Percentage Interests	Section 4.2(a)
Person	Section 12.9
Pipeline Investment	Section 6.6(a)
Pipeline Screening Notice	Section 6.6(a)
Portfolio	Section 2.2(a)(i)
Portfolio Appraisal	Section 6.3(e)(ii)
Portfolio Value	Section 6.3(e)(iv)
Post-Stabilization Leverage Target	Section 2.3
Pre-Stabilization Leverage Target	Section 2.3
Preservation Costs	Section 4.3(c)(v)
Proposed Investments	Section 4.1(b)
Proposed Portfolio Price	Section 9.2(a)(ii)
Proposed Purchase Price	Section 9.2(b)(iv)(A)

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Purchasing Partner	Section 9.1(a)(ii)
QFPF Certification	Section 5.7(d)(i)
QuadReal	Section 12.11(b)(iii)
QuadReal College	Introduction
QuadReal Hydro	Introduction
QuadReal International Real Estate	Recitals
QuadReal Limited Partner	Introduction
QuadReal Municipal	Introduction
QuadReal Parties	Section 12.11(b)(iv)
QuadReal Public Service	Introduction
QuadReal Representative	Section 3.1
QuadReal Teachers	Introduction
QuadReal US	Recitals
QuadReal WCB	Introduction
QuadReal WCBAF	Introduction
Qualified Appraiser	Section 6.3(e)(i)
Qualified Institutional Transferee	Section 8.1(b)(v)
Recipients	Section 9.2(a)(ii)
Redemption	Section 5.3(b)(i)
Redemption Closing Date	Section 5.3(b)(iii)
Redemption Note	Section 5.3(b)(ii)
Redemption Price	Section 5.3(b)(i)
Redemption Price Deficiency	Section 5.3(b)(ii)
Regulated Company	Section 2.2(h)
Regulated Share	Section 2.2(h)
REIT	Section 6.3(a)(xxv)
Removal Date Value	Section 7.4(c)
Representative	Section 3.1
Requesting Partner	Section 7.4(b)
Required Representation	Section 8.1(c)(ii)(A)
Responding Partner	Section 9.1(a)(i)
Response Period	Section 9.1(a)(ii)
Reviewed Year Partners	Section 6.11(h)
ROFO Acceptance Notice	Section 8.1(c)(i)
ROFO Closing Period	Section 9.2(b)(ii)
ROFO Deposit	Section 9.2(b)(ii)
ROFO Election	Section 9.2(b)(i)
ROFO Price	Section 9.2(a)(ii)
ROFO Sale	Section 9.2(b)(i)
ROFR Closing Period	Section 9.2(b)(iv)(B)
ROFR Election	Section 9.2(b)(iv)(A)
ROFR Exercise Period	Section 9.2(b)(iv)(A)
ROFR Notice	Section 9.2(b)(iv)(A)

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ROFR Price	Section 9.2(b)(iv)(A)
ROFR Sale	Section 9.2(b)(iv)(A)
SEC	Section 9.1(a)(iii)
Securities Act	Section 12.8(d)
Sell-Down Transferee	Section 8.1(e)
Selling Partner	Section 9.1(a)(ii)
Senior Preferred Equity Contributions	Section 4.4(b)(ii)
Senior Preferred Return	Section 4.4(b)(ii)
Special Limited Partner	Introduction
Special Limited Partner Carried Interest Amount	Section 5.1(j)
Stabilization	Section 2.3
Strategic Land Investment	Section 6.2(a)
Subsidiary REIT	Section 6.3(a)(xxv)
Substitute General Partner List	Section 7.4(d)
Supporting Materials	Section 6.3(b)(i)
Tag Along Notice	Section 8.1(d)(i)
Tag Along Offer Terms	Section 8.1(d)(i)
Tag Along Option	Section 8.1(d)(ii)
Tag Along Purchaser	Section 8.1(d)(i)
Tag Along Transfer	Section 8.1(d)
Tax Audit	Section 6.8(c)
Tax Matters Partner	Section 6.8(a)
Tax Representative	Section 6.11(b)
Term	Section 1.3
Transfer	Section 8.1(a)
Transferee	Section 8.1(a)
Treaty	Section 5.7(d)(ii)
Trigger Date	Section 8.1(b)
Triggering Partner	Section 9.1(a)(i)
Unfunded Amount	Section 4.4(a)
Unrelated Third Party	Section 12.9
Value-Add Investment	Section 2.2(b)(vi)
Willful Bad Acts	Section 7.4(a)(v)

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AGREEMENT OF LIMITED PARTNERSHIP
OF
BUILD-TO-CORE INDUSTRIAL PARTNERSHIP II LP
THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Build-To-Core Industrial Partnership II LP, a Delaware limited partnership (the “Partnership”) is made and entered into as of May 19, 2017 (the “Effective Date”), by and among: (a) IPT BTC II GP LLC, a Delaware limited liability company, as general partner (the “General Partner”), which is a subsidiary of IPT Real Estate Holdco LLC, a Delaware limited liability company (“IPT HoldCo”), which in turn is a subsidiary of Industrial Property Operating Partnership LP (“IPT OpCo”), which in turn is a subsidiary of Industrial Property Trust Inc. (“IPT”); (b) IPT BTC II LP LLC, a Delaware limited liability company, which is a subsidiary of IPT HoldCo, which in turn is a subsidiary of IPT OpCo, which in turn is a subsidiary of IPT, as a limited partner (the “IPT Limited Partner” and, together with the General Partner, collectively, the “IPT Partners”); (c) Industrial Property Advisors Sub IV LLC, a Delaware limited liability company (the “Special Limited Partner”), which is a subsidiary of Industrial Property Advisors LLC (“IPT Advisors”), which in turn is a subsidiary of Industrial Property Advisors Group LLC (“IPT Advisors Group”), as a limited partner; (d) BCG BTC II Investors LLC, a Delaware limited liability company (the “BCIG Limited Partner”), an Affiliate of Black Creek Group LLC, a Colorado limited liability company (“BCG”); (e) bcIMC (WCBAF) Realpool Global Investment Corporation, a Canadian corporation, as a limited partner (“QuadReal WCBAF”); (f) bcIMC (College) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal College”); (g) bcIMC (Municipal) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Municipal”); (h) bcIMC (Public Service) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Public Service”); (i) bcIMC (Teachers) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Teachers”); (j) bcIMC (WCB) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal WCB”); (k) bcIMC (Hydro) US Realty Inc., a Canadian corporation, as a limited partner (“QuadReal Hydro”); and (i) QuadReal US Holdings Inc., a Canadian corporation, as a limited partner (“QuadReal US” and, together with QuadReal WCBAF, QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB and QuadReal Hydro, collectively, the “QuadReal Limited Partner”). QuadReal WCBAF, QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB, QuadReal Hydro, QuadReal US, the IPT Limited Partner and the BCIG Limited Partner shall each be referred to herein individually as a “Limited Partner” and collectively as the “Limited Partners” and the Limited Partners, the Special Limited Partner and the General Partner, each shall be referred to herein individually as a “Partner” and collectively as the “Partners.”
RECITALS
WHEREAS, on May 18, 2017 (the “Formation Date”), the General Partner executed a Certificate of Limited Partnership (the “Certificate of Limited Partnership”) forming the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §§ 17-101 et seq.) (as amended from time to time, the “Act”) and filed such certificate among the partnership records of the State of Delaware on the Formation Date; and
WHEREAS, the parties hereto hereby agree to become Partners upon the terms and conditions set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the Partners agree as follows:

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Article 1.

AFFIRMATION, NAME, PLACE OF BUSINESS, TERM, AND PARTNERS
1.1    Formation of Partnership; Certificate of Limited Partnership. The Partners hereby:
(a)    ratify the formation of the Partnership as a limited partnership pursuant to the Act and ratify the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware on the Formation Date;
(b)    confirm and agree to their status as partners of the Partnership; and
(c)    execute this Agreement for the purposes of organizing the Partnership and establishing the rights, duties and relationship of the Partners.
1.2    Name and Offices. The name of the Partnership is and shall be “Build-To-Core Industrial Partnership II LP”. The principal offices of the Partnership shall be located at 518 17th Street, 17th Floor, Denver, Colorado 80202, or at such other place or places as the General Partner may from time to time determine; provided, that the General Partner shall give the other Partners notification thereof not later than thirty (30) days after the effective date of such change of address and, if required, shall amend the Certificate of Limited Partnership in accordance with the requirements of the Act.
1.3    Term. The term of the Partnership (the “Term”) commenced as of the date that the Certificate of Limited Partnership was filed with the Secretary of State of the State of Delaware and shall continue until May 19, 2027 or such other date as may be established by Approval of the Executive Committee. Upon expiration of the Term, the Partnership shall be dissolved and its affairs wound up in accordance with Article 10 hereof unless otherwise approved by unanimous written consent of the Partners.
1.4    Registered Office and Agent. The address of the registered agent for service of process on the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, and the Partnership’s registered agent at such address is The Corporation Trust Company. The General Partner may, from time to time, appoint a new registered agent for the Partnership.
1.5    Certificate of Limited Partnership. The General Partner, in accordance with the Act, promptly shall file with the Secretary of State of the State of Delaware any amendment to the Certificate of Limited Partnership required by the Act. If the laws of any jurisdiction in which the Partnership transacts business so require, the General Partner also shall file with the appropriate office in that jurisdiction a copy of the Certificate of Limited Partnership and any other documents necessary for the Partnership to qualify to transact business in such jurisdiction. The General Partner further agrees to execute, acknowledge and cause to be filed, in the place or places and in the manner prescribed by law, any amendments to the Certificate of Limited Partnership as may be required, either by the Act, by the laws of a jurisdiction in which the Partnership transacts business or by this Agreement, to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a limited partnership under the Act, and the Limited Partners and the Special Limited Partner shall join in the execution and delivery of such certificates or documents, as reasonably necessary to comply with the Act or other applicable law.
1.6    Partners.
(a)    The names and addresses of the Partners, together with their respective Capital Commitments and Percentage Interests, each as of the date hereof, are set forth on Schedule 1.
(b)    No Person owning an interest equal to or greater than ten percent (10%) in the General Partner and no Key Person shall be (i) designated by the U.S. Treasury Department’s Office of Foreign Assets Control

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as a “specially designated or blocked person” or (ii) described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001.
(c)    Except as otherwise provided herein, the Limited Partners and the Special Limited Partner shall be the sole limited partners of the Partnership. Notwithstanding the foregoing, as used in this Agreement, the term “Limited Partners” shall not include the Special Limited Partner, except as expressly permitted by the terms of this Agreement.
(d)    Notwithstanding any provision to the contrary contained in this Agreement or in any agreement, document or instrument contemplated hereby, (i) no Representative is or shall at any time be admitted as or otherwise be a general partner of the Partnership, whether by agreement, estoppel or otherwise, (ii) neither the Limited Partners nor the Special Limited Partner is or shall at any time be admitted as or otherwise be a general partner of the Partnership, whether by agreement, estoppel or otherwise except as expressly provided in Sections 6.3(a) and 8.1(h) and (iii) as used in this Agreement, the term “General Partner” shall not include any Representative, any Limited Partner or the Special Limited Partner, except, in each case, as expressly permitted by the terms of this Agreement. In the event that any provision of this Agreement or any other agreement, document or instrument contemplated hereby is inconsistent with or contrary to the terms of this Section 1.6(d), the terms of this Section 1.6(d) shall control.
ARTICLE 2.

PURPOSES AND OBJECTIVES
2.1    Purposes. The purposes of the Partnership are to acquire, entitle, develop, own, use, operate, manage, finance, sell, lease, sublease, exchange or otherwise dispose of selected industrial- type properties in the United States (indirectly, through the Investment Entities) and engage in any other activities related or incidental thereto, in each case in accordance with this Agreement.
2.2    Overview. The Partners have set forth the objectives of the Partnership in Exhibit I, which is incorporated by reference and attached hereto; all references herein to Section 2.2 shall be referred to Exhibit I.
2.3    Financing. The Partnership will generally seek: (a) short-term, floating and fixed- rate financing with an Investment loan-to-value ratio of up to fifty-five percent (55%) of the total cost for each Development Investment and each Value-Add Investment prior to Stabilization of such Development Investment or Value-Add Investment, which financing shall be fully prepayable through and at Stabilization of such Development Investment or Value-Add Investment (the “Pre-Stabilization Leverage Target”); (b) fixed-rate, cross-collateralized or single asset financing with an Investment loan-to-value ratio of up to fifty-five percent (55%) of the total value for each Core Investment, each Value-Add Investment and each Development Investment following Stabilization of such Value-Add Investment or Development Investment, which financing shall be subject to customary prepayment, release and substitution provisions (the “Post-Stabilization Leverage Target”); and/or (c) Partnership-level financing which, together with all other financing of the Partnership and the Investment Entities, does not exceed a Portfolio loan-to-value ratio of fifty-five percent (55%), which may be unsecured or which may include a secured revolving credit facility in the name of the Partnership, which may be cross-collateralized by all of the Properties owned by the Investment Entities (the “Partnership Leverage Target” and, together with the Pre-Stabilization Leverage Target and the Post-Stabilization Leverage Target, the “Leverage Targets”); in each case, it being acknowledged and agreed that any such financing is subject to the Approval of the Executive Committee to the extent required by Section 6.2 of this Agreement. As used in this Agreement, “Stabilization” shall mean, with respect to any Investment, the first date on which (A) seventy-five percent (75%) of the rentable space of such Investment has been leased to tenants under leases for which the lease commencement date has occurred, such tenants have taken occupancy of their premises and have commenced base rent payments, and (B) the weighted average lease term of the leases with respect to such Investment is greater than two (2) years (assuming, in the determination of the weighted average lease term, that any existing tenant termination right is exercised as of the first date such termination would be effective, and no existing tenant option to extend its lease term is exercised). For the avoidance of doubt, the test for Stabilization need only be met once for each Investment to be deemed to have achieved Stabilization for the remainder of the Term. Consistent with Section 2.2(i), except as otherwise approved by the QuadReal Limited Partner, at no time shall any financing result in or be permitted where

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the QuadReal Limited Partner is required to provide security for such financing and/or provide any collateral, covenants, guarantees, security or assignments in respect thereof or otherwise incur any debt obligation.
ARTICLE 3.

EXECUTIVE COMMITTEE
3.1    Composition. The Partnership shall have an executive committee of the Partnership (the “Executive Committee”) selected by the Partners as provided herein. At all times during the Term, the Executive Committee shall be comprised of two (2) members (each member, a “Representative”) consisting of: (a) one (1) Representative appointed by the IPT Limited Partner (the “IPT Representative”); and (b) one (1) Representative appointed by QuadReal US (the “QuadReal Representative”); provided that, following an IPT Sell-Down, the Executive Committee shall be comprised of three (3) members consisting of: (a) the IPT Representative; (b) the QuadReal Representative; and (c) one (1) Representative appointed by the Sell-Down Transferee. As of the date hereof, the Representatives shall be: (i) either Dwight Merriman or Tom McGonagle, appointed by the IPT Limited Partner; and (ii) Timothy Works, appointed by QuadReal US. For purposes of clarity, (i) with respect to the QuadReal Representative, the consent of either Timothy Works or any additional representative appointed by QuadReal US pursuant to this Section 3.1 with respect to any matter requiring the Approval of the Executive Committee hereunder shall be deemed to be the consent of the QuadReal Representative with respect to such matter and any Partner’s or Representative’s obligation to provide notice to or solicit the consent of the QuadReal Representative hereunder shall be deemed satisfied to the extent such Partner or Representative provides notice to or solicits the consent of either Timothy Works or any additional representative appointed by QuadReal US pursuant to this Section 3.1, and (ii) with respect to the IPT Representative, the consent of either Dwight Merriman, Tom McGonagle or any additional representative appointed by the IPT Limited Partner pursuant to this Section 3.1 with respect to any matter requiring the Approval of the Executive Committee hereunder shall be deemed to be the consent of the IPT Representative with respect to such matter and any Partner’s or Representative’s obligation to provide notice to or solicit the consent of the IPT Representative hereunder shall be deemed satisfied to the extent such Partner or Representative provides notice to or solicits the consent of either Dwight Merriman, Tom McGonagle or any additional representative appointed by the IPT Limited Partner pursuant to this Section 3.1. To the fullest extent permitted by law, each Representative shall be entitled to consider only such interests and factors as it desires, including the Partners’ respective interests, and shall have no fiduciary duty or other duty or obligation to give any consideration to any interest of, or factors affecting, any other Person. In the event of the resignation or death of a Representative, the Partner that so appointed such Representative shall designate a successor to such Representative within thirty (30) days after such resignation or death by written notice to all of the Partners. Any Partner also shall have the right to replace or supplement the list of individuals appointed to serve as its Representative by giving written notice of the removal, replacement or supplement of such Representative to all of the Partners, and, in the case of removal of its last Representative, together with its appointment of a replacement therefor. For the avoidance of doubt, a Partner may appoint more than one individual to serve as its Representative, but only one such individual may act as the Representative of such Partner with respect to any particular matter before the Executive Committee. Representatives shall be entitled to reimbursement from the Partnership for their reasonable travel expenses and other reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Executive Committee (provided, however, that with respect to any particular meeting of the Executive Committee, the Partnership shall only be obligated to reimburse the expenses of one (1) individual for the QuadReal Representative and one (1) individual for the IPT Representative in connection with such meeting), but shall not be entitled to any fees, remuneration or other reimbursements from the Partnership or any of the Partners. Each Representative shall be bound by Section 12.11 of this Agreement.
3.2    Role of Executive Committee. Subject to Section 4.4(e), the unanimous consent of the Representatives constituting a quorum (the “Approval of the Executive Committee” or “Approval”, and any matter upon receiving the Approval of the Executive Committee, “Approved”) shall be required with respect to any Proposed Investment, all Major Decisions, as more specifically set forth in Section 6.2, and such other matters as are prescribed herein as requiring the Approval of the Executive Committee; provided, notwithstanding anything to the contrary contained herein, that the General Partner shall be entitled to take any action that the General Partner determines to be reasonably necessary to prevent imminent and material damage or to prevent impending health, life or safety emergencies without the Approval of the Executive Committee. Any Major Decision requiring the Approval of the Executive

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Committee that is proposed by any Representative but is not Approved or deemed Approved shall constitute a “Deadlock Event”.
3.3    Meetings.
(a)    General. Any Executive Committee meetings held in person shall be held in the Denver, Colorado metropolitan area except as otherwise Approved by the Executive Committee (either in advance of or at such meeting); provided, however, in the case of meetings held by telephone conference or similar means pursuant to Section 3.3(e), no Representative need be in the Denver, Colorado metropolitan area.
(b)    Nature of Meetings. The General Partner shall give written notice to each Representative of each meeting, including the time, place and purpose of such meeting. Notice of each such meeting shall be sent by overnight delivery, personal delivery, or electronic communication to each Limited Partner and each Representative, addressed to him or her at the last address provided by the Representative or Limited Partner to the General Partner for such purpose, at least five (5) “Business Days” (which shall mean days upon which banks in New York, New York and Vancouver, Canada are open for normal business) before the day on which such meeting is to be held, except as otherwise provided herein. Such notice need not be given to any Representative who in fact attends such meeting. A written waiver of notice delivered to the General Partner, whether before or after the time of the meeting stated therein, shall be deemed equivalent to notice. Any Limited Partner with representation on the Executive Committee shall also have the right to call a meeting of the Executive Committee to discuss a Major Decision, by giving notice of such meeting to each Representative in accordance with the provisions of this Section 3.3 that apply to the General Partner.
(c)    Quorum. Except as set forth below, at all meetings of the Executive Committee at which a Major Decision is to be considered, the presence of the QuadReal Representative and the IPT Representative shall constitute a quorum for the transaction of business. At any duly called meeting of the Executive Committee at which a Major Decision is to be considered, if a quorum shall not be present solely as a result of the failure of any Representative to attend or as a result of the failure of any Partner to appoint its Representative, after the death, removal or resignation of its Representative, the Partner that called such meeting may call a second meeting to consider such matter on twenty-four (24) hours’ notice and if the Representative that was not present fails to attend such second meeting or is not appointed, such meeting may nevertheless take place and the Representative that was not present shall be deemed to have voted in favor of any such Major Decision proposed at such subsequently held meeting.
(d)    Action Without a Meeting. Any action of the Executive Committee may be taken without a meeting of the Executive Committee, without prior notice and without a vote, if a consent in writing or by electronic transmission (including email confirmation or approval), setting forth the action to be so taken, shall be provided by all of the Representatives. Any Representative shall be entitled to require the General Partner to circulate a written consent to the Executive Committee in lieu of meeting. In the event the General Partner promptly delivers any written consent requested by any Representative in accordance with the immediately preceding sentence and such requesting Representative fails to return such written consent within the time periods prescribed for any such meeting as set forth above, such requesting Representative shall be deemed to have voted in favor of any such Major Decision described in such written consent.
(e)    Telephone Participation. Any Representative may participate in any meeting of the Executive Committee by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting may talk with and hear one another.
(f)    Rules. The Executive Committee may adopt by Approval such other rules of procedure governing its meetings, communications and actions as it deems necessary, appropriate or helpful.
ARTICLE 4.

INVESTMENTS; CAPITAL CONTRIBUTIONS

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4.1    Identification Period; Investment Period; Process for Investments; Diligence; Recommendation and Approval.
(a)    The General Partner shall use commercially reasonable efforts to identify industrial-type properties that, in the reasonable opinion of the General Partner, meet the investment objectives set out in Section 2.2(a) for potential acquisition and/or development by the Partnership commencing on the Effective Date and continuing for a period ending on the earlier of (i) the fourth (4th) anniversary of the Effective Date, (ii) the date the QuadReal Representative rejects a third (3rd) Proposed Investment pursuant to Section 6.6(c), (iii) the date that 100% of the aggregate Capital Commitments of the Partners have been invested (including any amounts committed for investment and amounts reserved for Partnership Expenses) in Investments, or (iv) with respect to any Investment Silo, the date on which the targeted percentage of aggregate Capital Commitments has been invested in or reserved for Investments in such Investment Silo (such period, the “Identification Period”). As used herein, the “Investment Period” shall mean a period commencing on the Effective Date and ending on the earlier of (x) the fifth (5th) anniversary of the Effective Date and (y) twelve (12) months after the expiration of the Identification Period.
(b)    The General Partner shall, from time to time during the Identification Period, recommend to the Executive Committee industrial-type properties for proposed investment by the Partnership and the business and legal structure therefor, including the structure of any proposed Indebtedness to finance such properties (“Proposed Investments”) in accordance with Section 6.6. The Approval of the Executive Committee shall be required for the Partnership to invest in any Proposed Investment. Each Proposed Investment which is Approved by the Executive Committee hereinafter is referred to as an “Approved Investment.”
(c)    Not less than three (3) Business Days prior to a meeting of the Executive Committee at which a Proposed Investment will be considered, the General Partner shall present a written initial investment brief (the “Initial Investment Brief”) to the Executive Committee for such Proposed Investment. Such Initial Investment Brief shall include: (i) a property/transaction summary; (ii) a leasing status and rent roll; (iii) a location and market summary; (iv) cash flow projections and assumptions; (v) an estimate of the proposed Indebtedness to be incurred in connection with the Proposed Investment; (vi) the aggregate Capital Contributions expected to be required to acquire the Proposed Investment; (vii) any fees or other compensation to be received by the General Partner or its Affiliates from the Proposed Investment that are not otherwise provided for in this Agreement; and (viii) any other material terms of the Proposed Investment as reasonably determined by the General Partner. Thereafter, but not less than three (3) Business Days prior to the applicable meeting of the Executive Committee, the General Partner shall present a written investment memorandum (the “Investment Memorandum”) to the Executive Committee containing the information previously provided in the Initial Investment Brief (updated if applicable) and a due diligence report on the Proposed Investment containing reasonably sufficient detail which should allow the Executive Committee to make an informed and reasoned decision as to whether to proceed with the acquisition or not. From time to time, the Executive Committee by Approval may amend the criteria for the underwriting and due diligence process and the content and format for presentation to the Executive Committee of the Initial Investment Brief and the Investment Memoranda prepared by the General Partner.
(d)    For the avoidance of doubt, and notwithstanding anything in this Section 4.1 or the balance of this Agreement to the contrary, (i) no Representative shall have any obligation to cast an affirmative vote to Approve any Proposed Investment at any time during the Term and (ii) the General Partner’s obligation to present potential Investments to the Partnership shall be limited to and shall terminate at the expiration of the Identification Period, without notice to or from, or act by, or on the part of, any party or as otherwise described in Section 6.6.
4.2    Percentage Interests; Interests.
(a)    Percentage Interests. The Partners will fund Capital Contributions and pay their shares of expenses as required under this Agreement in proportion to their respective “Percentage Interests”, which for each Partner (other than the Special Limited Partner), shall equal the percentage determined by dividing such Partner’s Capital Contributions to the Partnership as of the date of determination by the aggregate Capital Contributions made by all of the Partners (other than the Special Limited Partner) to the Partnership as of such date (as may be adjusted pursuant to the terms hereof, including Section 4.4(b)(iii)). Notwithstanding anything in this Agreement to the contrary,

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the Percentage Interest of the Special Limited Partner shall at all times be zero percent (0%), provided however, the Special Limited Partner shall be entitled to receive the amounts distributable to the Special Limited Partner pursuant to clause (z) of Sections 5.2(a)(v) and 5.2(a)(vi) of Exhibit J, and Section 5.3(b) of Exhibit J, and such entitlement shall be treated as a “Safe Harbor Partnership Interest” within the meaning of Section 3.02 of IRS Notice 2005-43, and consistent with Rev. Proc. 93-27, which initially has a zero liquidation value (as a result of the priority repayment of Capital Contributions pursuant to Section 5.2(a)(iii) of Exhibit J hereof). The Percentage Interests of the Partners as of the date of this Agreement are set forth on Schedule 1 attached hereto, which may be revised from time to time by the General Partner (without the consent of the Limited Partners or the Special Limited Partner) to reflect the then applicable Percentage Interests of the Partners. Except as otherwise provided under this Agreement, the respective Percentage Interests of the Partners also shall constitute the respective voting interests of the Partners for any votes of the Partners required or permitted under the Act or this Agreement with regard to any matter specifically requiring a vote of the Partners under this Agreement.
(b)    Interests. As referred to herein, a Partner’s “Interest” means the entire interest of a Partner in the Partnership at any particular time, including, without limitation, the right of such Partner to any and all rights and benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement. The General Partner, the Limited Partners and the Special Limited Partner are hereby issued their respective Interests.
4.3    Capital Contributions.
(a)    Intentionally omitted.
(b)    Capital Contributions for Approved Investments. During the Investment Period, the Partners shall be obligated to fund, pro rata based on their Percentage Interests: (i) any capital contributions (“Capital Contributions”) required in order to fund the closing of acquisitions or development costs in respect of Approved Investments that occur during the Investment Period; and (ii) with respect to any Approved Investment that is Approved by the Executive Committee during the Investment Period but not consummated as of the end of the Investment Period, the Partners shall make any Capital Contribution required in order to fund the closing of the acquisition or development costs in respect of such Approved Investment and pay any costs or expenses related to such Approved Investment.
(c)    Additional Capital Contributions. Except to the extent already included in Capital Contributions made pursuant to Section 4.3(b) above, the Partners shall be obligated to fund, pro rata based on their Percentage Interests, only the following Capital Contributions:
(i)    any Capital Contributions required (A) pursuant to the Approved Partnership Budget (or, in the absence of an Approved Partnership Budget, the prior year’s Approved Partnership Budget in effect, modified as described in Section 6.2(c); and (B) without duplication, in order to fund any capital contributions required to be made to an Investment Entity;
(ii)    any Capital Contributions that are Approved by the Executive Committee;
(iii)    any Capital Contributions required in order to fund the payment of any GP Fees to the General Partner pursuant to Section 6.4(a) for activities that have been Approved by the Executive Committee that are not specifically included in the Approved Partnership Budget;
(iv)    any Capital Contributions required in order to fund amounts paid or payable to lenders under guarantees or credit enhancement made or provided by the Partnership, the General Partner, any Limited Partner, or the Special Limited Partner (or any of their Affiliates) to such lenders pursuant to any guarantee or credit enhancement relating to any Indebtedness of the Partnership or the Investment Entities, which guarantee or credit enhancement is Approved by the Executive Committee pursuant to Section 6.2 (to the extent that, after taking into account any existing cash reserves of the Partnership and the Investment Entities, the Partnership has insufficient funds to pay the required amounts), but not to the extent that the events giving rise to such payments were caused

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by or resulted from any Willful Bad Act or gross negligence by the General Partner or any GP Indemnitee; provided, that to the extent any obligation under such guaranty or credit enhancement is caused by any Willful Bad Act or gross negligence by (A) the General Partner or any GP Indemnitee, such obligations shall be an obligation solely of the General Partner or such GP Indemnitee or (B) a Limited Partner or any LP Indemnitee, such obligations shall be an obligation solely of such Limited Partner or such LP Indemnitee;
(v)    any Capital Contributions required in order to fund such amounts which the General Partner reasonably and in good faith determines (after taking into account any existing cash reserves of the Partnership or the Investment Entities, as applicable) are necessary to fund the payment of debt service obligations with respect to any Indebtedness secured by any Investment or other assets of the Partnership or an Investment Entity (pursuant to a financing previously Approved by the Executive Committee and provided that the fair value of any such Investment or assets securing such Indebtedness is not less than one-hundred percent (100%) of the outstanding amount of such Indebtedness), real estate taxes, utility costs, insurance premiums, and/or other costs or expenses reasonably necessary to prevent imminent and material damage or to prevent impending health, life or safety emergencies (all such costs, collectively “Preservation Costs”);
(vi)    any Capital Contributions required in order to fund (A) a variance from the Approved Partnership Budget in the aggregate amount of all operating expenditures incurred by any Investment Entity in any calendar year; provided, that the aggregate amount of all Capital Contributions that can be made in any calendar year pursuant to this Section 4.3(c)(vi)(A) with respect to any Investment Entity shall not exceed, in the aggregate, the threshold described in Section 6.2(d)(x)(i); and (B) a variance from the Approved Partnership Budget in the aggregate amount of all capital expenditures incurred by any Investment Entity in any calendar year; provided, that the aggregate amount of all Capital Contributions that can be made in any calendar year pursuant to this Section 4.3(c)(vi)(B) with respect to any Investment Entity shall not exceed, in the aggregate, the threshold described in Section 6.2(d)(x)(ii), it being understood that, the General Partner shall have no obligation on behalf of the Partnership or otherwise, to cause an Investment Entity to continue to prosecute work or incur expenditures for which the Partners are not required to make or have not otherwise agreed to make Capital Contributions in respect of any such variances and the General Partner shall have no liability with respect to the incurrence of any such variances;
(vii)    any Capital Contributions required in order to fund the payment of the General Partner Carried Interest Amount Deficiency pursuant to Section 5.3(a)(ii); and
(viii)    any Capital Contributions required in order to fund the payment of the Redemption Price Deficiency pursuant to Section 5.3(b)(ii)(A).
(d)    Capital Call Notices. With respect to each Capital Contribution to be made by the Partners pursuant to this Agreement, including following the Approval of an Approved Investment, the General Partner shall issue a written capital call notice (a “Capital Call Notice”) to each Partner (other than the Special Limited Partner) setting forth: (i) the total amount of equity to be contributed by the Partners to the Partnership; (ii) the amount that each Partner must contribute, which shall be the product of the Capital Contribution and such Partner’s Percentage Interest; and (iii) the date on which such Capital Contribution must be made, which date shall not be less than five (5) Business Days following the date of such notice (the “Capital Call Funding Period”); provided, however, that notwithstanding anything in this Agreement to the contrary, in the event that the General Partner fails to promptly (and in any event within three (3) Business Days) issue a Capital Call Notice pursuant to this Section 4.3(d) with respect to the funding of any Preservation Costs identified in a written request from the QuadReal Limited Partner (in either case, a “Limited Partner Funding Request”) that the General Partner issue such a Capital Call Notice, the QuadReal Limited Partner shall be entitled to issue a Capital Call Notice to each Partner (other than the Special Limited Partner) for the Preservation Costs identified in the Limited Partner Funding Request (a “Limited Partner Capital Call”) and in such event the Partners shall make such Capital Contribution set out in the Limited Partner Capital Call pro rata based on their Percentage Interests. If the Capital Call Notice is issued with respect to an Approved Investment, the total amount of

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equity to be contributed by the Partners will include the amount of acquisition costs and other costs pursuant to Section 6.4(c) incurred with respect to such Approved Investment. By the date specified by the General Partner (or, to the extent permitted pursuant to this Section 4.3(d), the QuadReal Limited Partner) in the applicable Capital Call Notice, each Partner shall be required to fund its Capital Contributions with respect thereto as required by this Agreement. If any transaction for which Capital Contributions are funded is terminated, then so long as, and to the extent that, the Partnership no longer is liable in connection therewith, such Capital Contributions shall be returned to the Partners within ten (10) Business Days following the effective date of such termination less any costs or expenses incurred in connection with such terminated transaction. The General Partner shall hold each Partner’s Capital Contribution in trust until all Partners have made their respective capital contributions or a Partner is deemed to be a Defaulting Partner pursuant to Section 4.4.
(e)    Maximum Capital Commitments. Unless the Executive Committee has Approved a Major Decision to the contrary, under no circumstances will any Partner be obligated to (i) make Capital Contributions which, when aggregated with all its prior Capital Contributions, exceeds the amount set forth as its “Capital Commitment” on Schedule 1 (with respect to each Partner, the “Capital Commitment”) or (ii) make Capital Contributions after the expiration of the Investment Period in respect of any Proposed Investment not Approved by the Executive Committee on or before the expiration of the Investment Period.
(f)    BCIG Capital Commitment. The Partners agree that the Capital Commitment of the BCIG Limited Partner shall be the amount set forth as its “Capital Commitment” on Schedule 1. If the BCIG Limited Partner becomes a Defaulting Partner, the remedies available to the other Partners shall be limited to those set forth in Section 4.4. Notwithstanding anything to the contrary contained in this Agreement, whenever the Limited Partners are required to fund Capital Contributions pro rata based on their respective Percentage Interests, the BCIG Limited Partner shall not be obligated to fund any portion of its share of such Capital Contribution in excess of its unfunded Capital Commitment, and the IPT Limited Partner shall fund such excess Capital Contribution. In the event that the IPT Limited Partner funds such excess Capital Contribution, IPT Limited Partner shall be treated for all purposes as having made such Capital Contribution for its own account, and the Percentage Interests, Capital Commitments and Capital Contributions of the IPT Limited Partner and the BCIG Limited Partner set forth on Schedule 1 shall be updated accordingly.
(g)    IPT Limited Partner Co-Investment Right. Notwithstanding anything to the contrary contained in this Agreement, in lieu of funding any Capital Contributions (or any portion thereof) pursuant to this Section 4.3, the IPT Limited Partner shall have the right to designate the BCIG Limited Partner or an Affiliate of the BCIG Limited Partner, subject to the consent of the BCIG Limited Partner or such Affiliate, to fund such Capital Contributions (or any portion thereof) on its behalf. In any such event, (i) each such Affiliate of the BCIG Limited Partner that is not a Limited Partner shall be admitted as a Limited Partner of the Partnership in accordance with the terms of this Agreement (each admitted Affiliate of the BCIG Limited Partner, a “BCIG Partner”, and together with the BCIG Limited Partner, the “BCIG Partners”), (ii) the Percentage Interests, Capital Commitments and Capital Contributions of the IPT Limited Partner and the BCIG Limited Partners set forth on Schedule 1 shall be updated accordingly, and (iii) any such newly admitted BCIG Partner shall not have the right to appoint a Representative to the Executive Committee.
4.4    Treatment of Defaulting Partner.
(a)    Default. If any Partner fails to fund any Capital Contribution required hereunder, within the period set forth in the applicable Capital Call Notice, such Partner shall be considered a “Defaulting Partner.” A Partner that has become a Defaulting Partner shall not be entitled to any additional period in which to cure the default and pay its required Capital Contribution. The portion of such Capital Contribution that such Defaulting Partner was required to make and did not actually fund shall be referred to herein as the “Unfunded Amount.”
(b)    Remedies Generally. If, and to the extent, a Defaulting Partner fails to fund any Capital Contribution required hereunder, each of the other Partners that has fully funded its required Capital Contribution that is not an Affiliate of the Defaulting Partner, but excluding the BCIG Partners in the event one of the IPT Partners is the Defaulting Partner (each, a “Contributing Partner”), shall have the right, without obligation, either to:

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(i)    Require the General Partner (or the QuadReal Limited Partner, in the case of a Limited Partner Capital Call) to (and the General Partner (or the QuadReal Limited Partner, in the case of a Limited Partner Capital Call) shall) revoke or revise the Capital Call Notice, whereupon any Capital Contributions paid by the Contributing Partner pursuant to such Capital Call Notice shall be returned to it within ten (10) Business Days following such Partner’s election to revoke or revise the Capital Call Notice and shall be treated for all purposes of this Agreement as never having been made (and no default shall be deemed to have occurred), in which event the Executive Committee shall reconsider the needs of the Partnership for additional capital and the General Partner may issue a new Capital Call Notice following such reconsideration with the Approval of the Executive Committee.
(ii)    In addition to making its own Capital Contribution then due, fund the Unfunded Amount, or if there is more than one Contributing Partner who has elected to fund pursuant to this Section 4.4(b)(ii), its pro rata share thereof based on Percentage Interests of all such Contributing Partners, on the terms set forth below in this Section 4.4(b)(ii). Any Unfunded Amount contributed to the Partnership by the Contributing Partner shall be deemed to be senior preferred equity (“Senior Preferred Equity Contributions”) and shall be entitled to an amount equal to a cumulative per annum return of twenty percent (20%), compounded annually to the extent not paid currently, on each dollar of a Contributing Partner’s Senior Preferred Equity Contributions, from the first day that such dollar is contributed to the Partnership pursuant to the terms of this Agreement until the date that such dollar of the Senior Preferred Equity Contribution is returned to that Contributing Partner pursuant to Section 5.2 (the “Senior Preferred Return”). In the event a Contributing Partner elects to fund the Unfunded Amount pursuant to this Section 4.4(b)(ii), such Contributing Partner shall notify the other Partners in writing upon such election. A Defaulting Partner may cause the Partnership to repay the Senior Preferred Equity Contributions, together with any accrued Senior Preferred Return, at any time, by contributing such amounts to the Partnership and directing the General Partner to distribute such amounts to the Contributing Partner(s) in accordance with Section 5.2(a)(i) and Section 5.2(a)(ii).
(iii)    In addition to the foregoing, make an additional Capital Contribution to the Partnership equal to the Unfunded Amount, or if there is more than one Contributing Partner who has elected to fund pursuant to this Section 4.4(b)(iii), its pro rata share thereof based on Percentage Interests of all such Contributing Partners, whereupon (i) the Contributing Partner(s) shall be deemed to have made a Capital Contribution for all purposes hereunder (including in respect of Capital Accounts, Carried Interest Distributions and calculations under Section 5.3) in an amount equal to one hundred and fifty percent (150%) of the amount funded and (ii) the Percentage Interests of each Partner shall be recalculated at such time pursuant to Section 4.2 such that the dilution of the deemed Capital Contribution reduces only the Percentage Interest of the Defaulting Partner and increases only the Percentage Interest(s) of the Contributing Partner(s). Further, in such event when any IPT Partner is the Defaulting Partner and to the extent such IPT Partner fails to cure the applicable default within ten (10) Business Days following receipt of written notice from the QuadReal Limited Partner, the QuadReal Limited Partner shall have the right to declare by written notice to the General Partner that each of the percentages set forth in Sections 5.2(a)(v)(y), 5.2(a)(v)(z), 5.2(a)(vi)(y) and 5.2(a)(vi)(z) shall be decreased to an amount (expressed as a percentage) equal to the product of (A) such percentage and (B) a fraction, the numerator of which is the IPT Partners’ aggregate Percentage Interests after adjustment pursuant to this Section 4.4(b)(iii) and the denominator of which is the IPT Partners’ aggregate Percentage Interests prior to adjustment pursuant to this Section 4.4(b)(iii), and following the adjustments pursuant to this Section 4.4(b)(iii), each of the percentages set forth in Sections 5.2(a)(v)(x) and 5.2(a)(vi)(x) shall be increased by a corresponding amount so that the total of the percentages set forth in Sections 5.2(a)(v) and 5.2(a)(vi) is always one hundred percent (100%).
For purposes of this Section 4.4(b), if more than one Contributing Partner elects to make a Senior Preferred Equity Contribution pursuant to clause (ii) above and/or to make an additional Capital Contribution pursuant to clause (iii) above, such Contributing Partners will fund their pro rata share, based on relative Percentage Interests, of such Senior

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Preferred Equity Contribution and/or Capital Contribution, as applicable, in an aggregate collective amount equal to the Unfunded Amount. If only one Contributing Partner elects to make a Senior Preferred Equity Contribution or an additional Capital Contribution, the electing Contributing Partner shall fund the Senior Preferred Equity Contribution or Capital Contribution, as applicable, in the entire amount of the Unfunded Amount.
(c)    Default Date and Default Period. Subject to Section 4.4(b)(i), the day that a Partner becomes a Defaulting Partner shall be referred to herein as the “Default Date”. If any of the Contributing Partners elect the remedy set forth in Section 4.4(b)(ii), the Defaulting Partner shall be deemed to have cured the default at such time as the Contributing Partner(s) (or its Affiliate, as applicable) actually receive full repayment of their Senior Preferred Equity Contributions, including any accrued Senior Preferred Return earned thereon (the “Cure Date” being the date on which the Contributing Partner receives full repayment of the Senior Preferred Equity Contributions, including any accrued Senior Preferred Return earned thereon, and the period from the Default Date until the Cure Date (if applicable), the “Default Period”). In addition to the specific remedies set forth in this Section 4.4, the Contributing Partner(s) shall have all rights and remedies available at law and in equity arising from a Defaulting Partner’s failure to contribute its Unfunded Amount.
(d)    Termination of Rights. The following rights of a Defaulting Partner under this Agreement shall terminate on the Default Date and shall only be reinstated on the Cure Date, if applicable:
(i)    With respect to any Defaulting Partner, (A) the right of first opportunity in connection with a Transfer by the Contributing Partner pursuant to Section 8.1(c), (B) the right to tag-along to a Transfer by the Contributing Partner pursuant to Section 8.1(d), (C) the right to deliver a Buy-Sell Notice pursuant to Section 9.1 and (D) the right to initiate a Forced Sale pursuant to Section 9.2;
(ii)    If each of (x) any QuadReal Limited Partner and (y) the Sell-Down Transferee (if applicable) is a Defaulting Partner, the General Partner shall have no further obligation to present to the Partnership potential investments pursuant to Section 6.6; and
(iii)    If either of the IPT Partners is a Defaulting Partner and the General Partner is an Affiliate of the IPT Limited Partner, the General Partner may be removed for Cause pursuant to Section 7.4(a)(viii); provided, however, removal for such Cause shall be permitted only during the Default Period.
(e)    Exclusion from the Executive Committee. During the Default Period for a Defaulting Partner, any Representative appointed by such Defaulting Partner, or by any other Partner that is an Affiliate of such Defaulting Partner, shall no longer be entitled to participate in any way in the affairs of the Executive Committee and shall not be counted toward a quorum.
(f)    IPT Limited Partner and BCIG Partner Cure Rights. If either the IPT Limited Partner or a BCIG Limited Partner fails to fund a Capital Contribution (or any portion thereof) within the period required under the applicable Capital Call Notice (a “Failed Contribution”), but the IPT Limited Partner or a BCIG Limited Partner, as applicable, funds its Capital Contribution with respect to the applicable Capital Call Notice, such funding Limited Partner may elect, but shall not be obligated, to fund the non-funding Limited Partner’s Failed Contribution (or any portion thereof) on its behalf at any time during the ten (10) Business Days immediately following the end of the applicable Capital Call Funding Period (the “Cure Period”). For all purposes under this Agreement, and notwithstanding Section 4.4(a) to the contrary, if a funding Limited Partner funds a Failed Contribution within the Cure Period, the non-funding Limited Partner shall not be a Defaulting Partner. If a funding Limited Partner elects to fund all or any portion of a Failed Contribution within the Cure Period, such funding Limited Partner shall be treated for all purposes as having made such Capital Contribution for its own account, and the Percentage Interests, Capital Commitments and Capital Contributions of the IPT Limited Partner and the BCIG Limited Partner set forth on Schedule 1 shall be updated accordingly.

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4.5    Capital Accounts. The Capital Contributions of each Partner shall be credited to such Partner’s “Capital Account.” A Partner’s Capital Account also shall be credited with the amount of income and gain of the Partnership allocable to the Partner under Section 5.4 and Exhibit A attached hereto (including any income and gain exempt from tax), and shall be debited with (a) such Partner’s share of all Partnership distributions and (b) the amount of losses and deductions allocated to such Partner under Section 5.4 and Exhibit A attached hereto (including any income and gain exempt from tax). Capital Accounts shall be maintained and adjusted in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Treasury Regulations and the more detailed rules set forth in Exhibit A attached hereto. A Partner shall be considered to have only one Capital Account. Any permitted transferee (pursuant to the terms hereof) of all or any portion of an Interest shall succeed to the portion of the Capital Account relating to the Interest transferred.
4.6    No Interest on, or Right to Return of Capital Contributions or Capital Account. No Partner shall be entitled to receive any interest on its Capital Contributions or its outstanding Capital Account balance. Except upon the dissolution and termination of the Partnership to the extent provided herein, or as otherwise specifically provided in this Agreement, no Partner shall have the right to demand or to receive the return of all or any part of its Capital Contribution or its Capital Account.
4.7    Cash Contributions. All Capital Contributions to the Partnership by the Partners shall be in cash denominated in U.S. dollars.
ARTICLE 5.

DISTRIBUTIONS AND ALLOCATIONS
5.1    Defined Terms. For purposes of Article 5, the Partners have set forth certain terms and definitions in Exhibit J, which is incorporated by reference and attached hereto; all references herein to Section 5.1 shall be referred to Section 5.1 in Exhibit J.
5.2    Distributions. The Partners have set forth the terms of distribution in Exhibit J, which is incorporated by reference and attached hereto; all references herein to Section 5.2 shall be referred to Section 5.2 in Exhibit J.
5.3    Carried Interest Amounts. The Partners have set forth the terms of the Carried Interest Amounts in Exhibit J, which is incorporated by reference and attached hereto; all references herein to Section 5.3 shall be referred to Section 5.3 in Exhibit J.
5.4    Timing of Distributions.
(a)    Quarterly Distributions. For purposes of Section 5.2, Cash Available for Distribution (other than proceeds from a sale, exchange or other disposition of assets or from a refinancing or other borrowing) shall be distributed at least quarterly within sixty (60) days after the end of each fiscal quarter. Cash Available for Distribution also may be distributed at such other time or times as the General Partner may decide in anticipation of the quarterly-end determination thereof, and any such distributions shall be subject to quarterly-end adjustment based on the amount of Cash Available for Distribution ultimately determined to be available for distribution with respect to such quarter.
(b)    Sales Proceeds and Refinancing Proceeds. For purposes of Section 5.2 and subject to Section 5.4(d), Cash Available for Distribution derived from a sale, exchange or other disposition of assets (including condemnation proceeds) or from a refinancing or other borrowing shall be distributed within ten (10) Business Days following receipt of such proceeds by the Partnership.
(c)    Sale of All or Substantially All Assets. Cash Available for Distribution derived from the sale of all or substantially all of the assets of the Partnership (or of all of the Investment Entities) will be distributed to the Partners as provided in Section 10.2(a).

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(d)    Investment of Cash Available for Distribution. Pending distribution, funds held by the Partnership that are required to be distributed pursuant to Section 5.2 may, in the General Partner’s discretion, be invested in cash (or cash equivalents), interest bearing accounts, money market funds or instruments or other liquid securities that are intended to provide for the preservation of capital.
5.5    Allocations. All items of income, gain, deduction and loss of the Partnership shall be allocated among the Partners in accordance with the provisions of Exhibit A attached hereto.
5.6    No Violations. Notwithstanding anything in this Agreement to the contrary, the Partnership shall make no distribution that violates the Act.
5.7    Withholding.
(a)    Requirements. The Partnership shall comply with withholding requirements under United States federal, state and local law and shall remit amounts withheld to, and file required forms with, the applicable jurisdictions. To the extent the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner (including any taxes arising under Code §§6221 through 6241, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws (the “Partnership Tax Audit Rules”), the amount withheld shall be treated as a distribution to that Partner in the amount of the withholding. In the event of any claimed over-withholding, provided that the Partnership has used commercially reasonable efforts to comply with such withholding requirements, Partners shall be limited to an action against the applicable jurisdiction, and not against the Partnership. If the amount withheld or required to be withheld (including under the Partnership Tax Audit Rules) was not withheld from actual distributions, the Partnership may, at its option, (i) require the Partner to reimburse the Partnership for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations. Each Partner will indemnify the General Partner and the Partnership against any losses and liabilities (including, without limitation, interest and penalties) related to any withholding obligations with respect to allocations or distributions made to it by the Partnership other than amounts resulting from the Partnership’s failure to timely pay over any amounts withheld or to timely file any returns.
(b)    Exemptions. The Partnership will use commercially reasonable efforts to minimize or eliminate any withholding tax imposed by any jurisdiction on any amounts distributable by the Partnership to the Partners, including under Sections 1471 and 1472 of the Code, to the extent permissible pursuant to applicable law. The General Partner shall use commercially reasonable efforts to assist each Partner to obtain any exemption, exclusion, credit or refund associated with the taxation (including, without limitation, withholding tax) of any amounts distributable to the Partner (“Exemption”) for which the Partnership or the Partner qualifies, in each case at such Partner’s expense. In addition, the General Partner shall use commercially reasonable efforts to cooperate with and assist each Partner in obtaining available information for such Partner to make filings, applications or elections to obtain the Exemption at such Partner’s expense. If, and to the extent, reasonably requested in writing by a Partner, and at the expense of the requesting Partner, the General Partner shall use commercially reasonable efforts to cause such filings, applications or elections to be prepared and filed on the Partner’s behalf with respect to Exemptions from withholding or other tax arising out of the Partner’s Interest.
(c)    Withholding Notices. The Partnership shall use commercially reasonable efforts to (i) give reasonable notice prior to remitting any withholding tax to any taxing authority on behalf of a Partner, and (ii) give such Partner the reasonable opportunity to provide such applicable forms, information returns or other documentation, in form and substance satisfactory to the General Partner in its reasonable discretion, to establish an exemption from withholding with respect to the Partner under the laws of the applicable taxing jurisdiction; provided, that such documentation shall be provided to the General Partner no later than two (2) Business Days prior to the date that withholding would otherwise be required. Notwithstanding the foregoing, nothing herein shall prevent the Partnership from withholding on any distributions in respect of a Partner if the General Partner determines in its reasonable discretion that withholding is required under applicable law.

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(d)    Tax Status of the QuadReal Limited Partner.
(i)    Each of QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB and QuadReal Hydro will provide the General Partner with a duly-completed IRS Form W-8BEN-E certifying as to its eligibility for any available exemption from or reduction in withholding taxes, and will provide the General Partner with a signed affidavit in the form of Exhibit N hereto (the “QFPF Certification”).
(ii)    QuadReal WCBAF has informed the General Partner that it is generally exempt from U.S. federal income tax on U.S. source dividends (other than capital gain dividends taxable under Section 897(h)(1) of the Code) and interest by reason of being a company, organization or other arrangement. described in either subsection 3(a) or subsection 3(b) of Article XXI (3) of the income tax treaty between the United States and Canada (the “Treaty”).
(iii)    QuadReal WCBAF will provide the General Partner with a duly- completed IRS Form W-8EXP and/or IRS Form W-8BEN-E certifying as to its eligibility for such exemption or reduced withholding, as the case may be.
(iv)    Under existing law and assuming QuadReal WCBAF provides the IRS forms (and any applicable renewals, updates, or successors to such forms under applicable law) described in the preceding clause (iii) on a timely basis, the General Partner does not intend to withhold from any distribution to QuadReal WCBAF where such distribution is made in respect of QuadReal WCBAF’s distributive share of U.S. source dividends or interest, other than withholding required as a result of the application of Section 897(h)(1) of the Code to any such distributions.
(e)    For the avoidance of doubt, any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners of the Partnership, and the General Partner shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the General Partner in its sole discretion.
ARTICLE 6.

MANAGEMENT AND EXPENSES
6.1    Management. (a) The general day-to-day activities of the Partnership shall be conducted by the General Partner. Subject to Section 6.2, the General Partner may appoint, contract or otherwise deal with any Person, including its Affiliates, that the General Partner deems reasonably necessary or appropriate for the conduct of the business and affairs of the Partnership. During the Term, Dwight Merriman, Dave Fazekas and J.R. Wetzel shall be designated as the “Key Persons” and (i) shall devote substantially all of their business time to the day-to-day operations and affairs of Industrial Logistics Realty Trust Inc. (“ILT”) ,or DC Industrial Liquidating Trust, IPT and other industrial-related investments or vehicles sponsored by, advised by or affiliated with ILT, IPT, or Affiliates of the sponsor of ILT or IPT or BCG, and (ii) shall devote a sufficient amount of their time to the day-to-day operations of the Partnership necessary for the effective and efficient performance of the duties and obligations of the General Partner. If any two (2) of the Key Persons cease to so devote such time (a “Key Person Event”), the IPT Partners may designate as a substitute Key Person, (x) once during the Term, any of Tom McGonagle, Evan Zucker or Scott Recknor (on a permanent or interim basis), or (y) any other individual who does so devote his/her time, subject to the approval of the QuadReal Limited Partner (which shall not be unreasonably withheld, conditioned or delayed if the proposed replacement has substantially similar or greater experience in acquiring and managing industrial properties in the United States as Dwight Merriman). If the IPT Partners fail to designate a permitted or approved replacement Key Person within sixty (60) days after a Key Person Event, the Investment Period shall be deemed to have expired.

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(a)    General Authority Vested in General Partner. Subject to the restrictions and limitations set out in this Agreement (including the rights of the Executive Committee as described in Section 6.2 with respect to Major Decisions) and in the non-waivable provisions of the Act, the General Partner (x) shall have the exclusive right and power to manage the Partnership on a day-to-day basis, conduct the business and affairs of the Partnership, and to do all things necessary or desirable to carry on the business of the Partnership in accordance with the provisions of this Agreement and applicable law (with the provisions of this Agreement controlling over applicable law to the fullest extent permitted at law), and (y) is hereby authorized to take any action of any kind and to do anything and everything it reasonably deems necessary or appropriate in accordance therewith, including, without limitation, to undertake any of the following on behalf of the Partnership:
(i)    execute, deliver and perform any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the acquisition, development, financing, management, maintenance, operation, sale, exchange, leasing or other disposition of the Partnership’s properties and assets;
(ii)    borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership; provided, however, that in connection with the borrowing of money on a nonrecourse basis, no lender shall be granted or acquire, at any time as a result of making such a loan, any direct or indirect interest in the profits, capital or property of the Partnership other than as a secured creditor;
(iii)    engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of, the purposes and objectives of the Partnership, as may be lawfully carried on or performed by a limited partnership under the laws of the State of Delaware, and in each state where the Partnership has been qualified to do business; and
(iv)    take such actions (including, without limitation, amending this Agreement) or decline to take such actions as the General Partner determines in its sole discretion are advisable or necessary, based upon advice of counsel to the Partnership, (A) to preserve the tax status of the Partnership as a partnership for Federal income tax purposes or (B) to conform this Agreement to either (I) the Act, or (II) provisions of the Code or the Treasury Regulations relating to taxation of partners and partnerships and real estate investment trusts, including, without limitation, any changes thereto.
(b)    Role of Limited Partners and the Special Limited Partner. Except to the extent provided in this Agreement, neither the Limited Partners nor the Special Limited Partner shall participate in or have any control whatsoever over the Partnership’s business or have any authority or right to act for or bind the Partnership. The authority to conduct the business of the Partnership shall be exercised only by the General Partner. Each Limited Partner and the Special Limited Partner hereby consents to the exercise by the General Partner of the powers conferred on it by this Agreement, subject to the restrictions and limitations set forth in this Agreement or the Act.
(c)    Reliance Upon Certificate. Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed on behalf of the General Partner, thereunto duly authorized, as to:
(i)    the identity of the General Partner, the Limited Partners, or the Special Limited Partner;
(ii)    the existence or non-existence of any fact or facts which constitute a condition precedent to the acts by the General Partner or in any other manner germane to the affairs of the Partnership;
(iii)    the Persons who are authorized to execute and deliver any instrument or document of the Partnership; and

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(iv)    any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.
6.2    Restrictions on Authority of the General Partner. The Partners have set forth certain restrictions on the authority of the General Partner in Exhibit K, which is incorporated by reference and attached hereto; all references herein to Section 6.2 shall be referred to Exhibit K.
6.3    Duties and Obligations of the General Partner.
(a)    Duties. The General Partner shall act in good faith to take all action which may be reasonably necessary or appropriate for the acquisition, development, maintenance, preservation, management and operation of the properties and assets of the Partnership in accordance with the provisions of this Agreement and applicable laws and regulations with the skill, care, prudence and diligence that a competent and prudent real estate professional in a similar position would use under similar circumstances, consistent with then prevailing standards of general partners performing similar duties in relation to properties and assets comparable to the properties and assets of the Partnership (all of the foregoing being referred to as the General Partner’s duty of “Due Care”), it being understood and agreed, however, that the General Partner may contract with Unrelated Third Parties (including the Special Limited Partner) or its Affiliates for the direct performance of the general day-to-day management and operational services for the Partnership, certain of the costs of which shall be paid by the General Partner pursuant to Section 6.4(b); provided, that the General Partner shall not be required to perform any other services outside of the scope of this Agreement unless the expense related thereto is included in an Approved Partnership Budget. The General Partner shall also be permitted to admit and appoint an Affiliate of the BCIG Limited Partner as an additional Partner and as a co-general partner and share or bifurcate the obligations and services of the General Partner hereunder including by creating a managing general partner and an administrative general partner; in which event such co-general partners shall be obligated collectively to perform and discharge all obligations and duties of the General Partner set forth in this Agreement, exercising Due Care, and any breach or default hereunder or any Cause event by either such co-general partner shall be deemed to be a breach, default or Cause event by both such co-general partners. The standard of Due Care shall apply to all duties, obligations, liabilities, powers and authority of the General Partner. The express reference in any provision of this Agreement to the standard of Due Care shall not be construed to mean that the standard of Due Care does not apply to any and all other duties, obligations, liabilities, powers and authority of the General Partner. The General Partner’s specific duties shall include the following:
(i)    identifying potential Core Investments, Development Investments and Value-Add Investments in the applicable Investment Markets;
(ii)    negotiating, entering into, monitoring and enforcing, development agreements, architectural and construction contracts on behalf of the Investment Entities;
(iii)    conducting due diligence in respect of any Proposed Investment with respect to matters including, without limitation, financial condition, entitlements, environmental, physical condition, survey and title;
(iv)    establishing and maintaining development budgets and completion schedules for Development Investments;
(v)    using commercially reasonable efforts to maximize Cash Available for Distribution in a manner consistent with the General Partner’s rights and obligations under this Agreement;
(vi)    keeping the Executive Committee informed on a regular basis of the material financial, operational and physical condition of the Investments;
(vii)    overseeing and participating as required with development accounting, construction draw management and other accounting functions for Development Investments on behalf of the Partnership;

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(viii)    preparing annual budgets and annual business plans for the Partnership;
(ix)    overseeing third-party property management arrangements, leasing and project or construction management activities (where applicable) for the Investments and selecting property managers, leasing agents and construction managers (where applicable) on behalf of the Investment Entities;
(x)    monitoring and supervising the performance by the Partnership and each Investment Entity of its respective obligations pursuant to all contracts to which the Partnership or any Investment Entity is a party or bound by and negotiating change orders in connection with any Development Investments;
(xi)    overseeing and participating as required with negotiating, entering into, monitoring and enforcing, leases on behalf of the Investment Entities;
(xii)    coordinating annual valuations of the Partnership’s Investments in accordance with Section 11.1(c);
(xiii)    if the Executive Committee has Approved the acquisition of an Investment, using commercially reasonable efforts to consummate such acquisition, including negotiating the terms of, and supervising the preparation and review of, all documents necessary for such transaction;
(xiv)    monitoring market conditions and advising the Executive Committee at such times as it believes it is appropriate to dispose of an Investment or a portion thereof;
(xv)    if the Executive Committee has Approved the disposal of an Investment, (A) preparing market analysis to assist in determining the asking price, preparing a confidential memorandum concerning the Investment to be disposed of and coordinating the marketing of the Investment; and (B) once a purchaser has been identified, using commercially reasonable efforts to consummate such disposal, including negotiating the terms of, and supervising the preparation and review of, all documents necessary for such transaction;
(xvi)    preparing and submitting proposals for any expansion, redevelopment, or renovation of any Investment when and as it deems reasonably appropriate;
(xvii)    overseeing Unrelated Third Party development and construction management activities (where applicable);
(xviii)    performing quarterly and annual reporting pursuant to Section 11.1 for the Partnership and the Investment Entities and coordinating the auditing of the annual consolidated financial statement of the Partnership and the Investment Entities;
(xix)    monitoring market conditions and advising the Executive Committee at such times as it believes it is appropriate to finance or refinance an Investment Entity or Investment or a portion thereof when and as it deems reasonably appropriate;
(xx)    if the Executive Committee has Approved a financing or refinancing, identifying potential sources of financing and using commercially reasonable efforts to consummate such financing, including negotiating the terms of, and supervising the preparation and review of, all documents necessary for such transaction and thereafter taking commercially reasonable steps to comply with the terms of such financing;
(xxi)    performing cash management in accordance with Section 11.3 and distributing Cash Available for Distribution pursuant to the terms of this Agreement;

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(xxii)    using commercially reasonable efforts to obtain and maintain all operating licenses and permits, and apply for any entitlements or zoning variations on behalf of the Partnership or the Investment Entities which are necessary or advisable for the conduct of the business of the Partnership;
(xxiii)    executing and delivering any certificates, instruments or other agreements in connection with the issuance of any legal opinion;
(xxiv)    performing any and all such other services of a general asset management nature, exercising Due Care; and
(xxv)    using reasonable best efforts to enable each subsidiary of the Partnership that is intended to qualify as a “real estate investment trust” (“REIT”) for U.S. federal income tax purposes within the meaning of section 856 of the Code (each a “Subsidiary REIT”) to qualify as a REIT.
(b)    Partnership Budget.
(i)    No later than November 1 of each year, the General Partner shall prepare and submit to the Executive Committee, for its consideration and approval as a Major Decision pursuant to Section 6.2(c), a draft annual budget consistent with the provisions of this Agreement for the Partnership for the forthcoming calendar year relating to Investments owned by Investment Entities as of September 30 of the current year (other than those for which existing approved budgets are not yet in place pursuant to Section 6.3(b)(ii) below), as well as for due diligence, engineering, entitlement and similar pursuit costs for potential investments, together with all assumptions, supporting materials, financial and other information and explanations about the operations of the Partnership and the Investment Entities reasonably necessary to allow the Executive Committee to make an informed decision about the draft budget, including historical and expected operating revenues and expenses and historical and expected capital expenditures and projected operating income and expenses and capital expenditures for any Investments and Approved Investments (collectively, the “Supporting Materials”). The General Partner shall provide any additional information reasonably requested by any Representative in connection with the budget review process promptly following such request and the Executive Committee shall have reasonable access during normal business hours of the General Partner to the General Partner’s management personnel to obtain and discuss such information. No less than fifteen (15) Business Days after delivery of the draft annual budget described above (or such other date Approved by the Executive Committee), the General Partner shall call a meeting of the Executive Committee for the purpose of considering and approving such draft annual budget (the “Initial Budget Approval”). Within ten (10) Business Days after the Initial Budget Approval, the General Partner shall prepare and submit to the Executive Committee, for its consideration and approval as a Major Decision pursuant to Section 6.2(c), a full Partnership budget by adding the initial budget approval partnership level expenses such as general and administrative expenses and GP Fees and shall set a date for a meeting of the Executive Committee for the purpose of considering and approving such draft annual budget, with the objective of finalizing the Approved Partnership Budget no later than December 31. The General Partner shall consider in good faith, but without any obligation to make, any suggested changes and adjustments to the draft annual budget proposed by any Representative (other than changes that are inconsistent with the manner in which GP Fees are computed in accordance with Exhibit D), and if any changes are made by the General Partner to the draft annual budget prior to its approval, the General Partner shall submit a revised annual budget to the Executive Committee for its consideration and approval as a Major Decision pursuant to Section 6.2(c), together with any new, additional or updated Supporting Materials (not previously provided) that are reasonably necessary for the Executive Committee to make an informed decision about the revised draft annual budget. If the Executive Committee rejects the draft annual budget for any calendar year that is submitted to it for approval as a Major Decision pursuant to Section 6.2(c), then not later than fifteen (15) Business Days after such rejection, the General Partner shall prepare and submit to the Executive Committee, for its consideration and approval as a Major Decision pursuant to Section 6.2(c), either the same or a revised draft of the annual budget for such

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year, incorporating any such changes the General Partner elects to make based upon its good faith consideration of any feedback and comments provided on the prior draft annual budget by a Representative to the General Partner (other than changes that are inconsistent with the manner in which GP Fees are computed in accordance with Exhibit D). Upon the Approval of the full draft budget by the Executive Committee pursuant to Section 6.2(c), such budget shall become the Approved Partnership Budget for all purposes under this Agreement and shall supersede any prior Approved Partnership Budget; provided, however, if the Representatives are unable to agree on an annual budget, the prior year’s Approved Partnership Budget shall continue in effect (save and except in respect of non-recurring line items), adjusted by uncontrollable costs (such as, insurance, taxes and utilities), inflation and the requirements of tenant leases entered into by the Investment Entities. The failure of the Executive Committee to Approve two (2) consecutive annual budgets within the time periods set forth in this Section 6.3(b)(i) shall be deemed to be a Deadlock Event.
(ii)    The General Partner shall be authorized to make the expenditures and incur the obligations set forth in, and otherwise implement, the then Approved Partnership Budget.
(c)    Filings. The General Partner shall take such action as may be necessary or appropriate in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or owns property or in which such formation or qualification is necessary in order to protect the limited liability of each Limited Partner and the Special Limited Partner or in order to continue in effect such formation or qualification. If required by law, the General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including, without limitation, limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are necessary to reflect the identity of the Partners and the amounts of their respective Capital Contributions.
(d)    Partnership Tax Returns. The General Partner shall prepare or cause to be prepared and shall file on or before the due date (including any extensions thereof) any Federal, state or local tax returns required to be filed by the Partnership.
(e)    Appraisals.
(i)    The General Partner shall cause a nationally recognized MAI appraiser with experience in appraising the value of real estate having a similar character to and in a similar geographic location as the Investments (a “Qualified Appraiser”) to value (A) each Development Investment within the calendar year following the date of completion of each such Development Investment and annually thereafter, and (B) each Value-Add Investment and Core Investment within the calendar year following the date of the acquisition of each such Value-Add Investment and Core Investment and annually thereafter, in each case at the expense of the Partnership. Following the date that any Carried Interest Distributions are distributed to the General Partner or the Special Limited Partner, the General Partner shall cause a Qualified Appraiser to value 25% of the entire Portfolio each calendar quarter, such that each Investment is appraised at least one time per calendar year, in each case at the expense of the Partnership. The General Partner shall direct the appointed Qualified Appraiser to finalize each such appraisal no later than the last day of the calendar year or calendar quarter, as applicable, in which such appraisal is being conducted (the “Appraisal Date”), and to reflect an effective date of such valuation as of December 31 of such calendar year or the last day of such applicable calendar quarter, as applicable; provided, that the General Partner shall have no liability with respect to the failure of such Qualified Appraiser to finalize any such appraisal by the Appraisal Date. The General Partner shall deliver to the QuadReal Limited Partner any appraisal commissioned pursuant to this Section 6.3(e)(i) upon the written request of the QuadReal Limited Partner.
(ii)    In addition, no more than 180 days prior to the Calculation Date, the General Partner shall value the entire Portfolio (the “Portfolio Appraisal”) by either (A) aggregating the values of

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the last annual appraisals commissioned pursuant to Section 6.3(e)(i) or (B) commissioning a Qualified Appraiser to value the entire Portfolio (by aggregating the value of each Investment) and, in either case, subject to clause (iii) below, such Portfolio Appraisal shall be binding on the Partnership and the Partners absent manifest error or fraud. The Portfolio Appraisal performed pursuant to this Section 6.3(e)(ii) shall be deemed to have been performed by the “GP Appraiser”. The Portfolio Appraisal shall be used to determine the Appraised Value of the Portfolio (including, without limitation, the Carried Interest Distributions) in accordance with Section 5.3.
(iii)    Within ten (10) Business Days following the receipt of the Portfolio Appraisal, the QuadReal Limited Partner shall provide written notice (the “Appraisal Notice”) to the General Partner electing to (x) agree to the Portfolio Appraisal or (y) reject the Portfolio Appraisal. In the event the QuadReal Limited Partner rejects the Portfolio Appraisal, the QuadReal Limited Partner shall select, approve and appoint a Qualified Appraiser to value the entire Portfolio (by aggregating the value of each Investment) as of the effective date of the General Partner’s proposed Portfolio Appraisal (the “LP Appraiser”) within five (5) Business Days following the General Partner’s receipt of the Appraisal Notice (the “LP Appraiser Appointment Period”) by providing notice to the General Partner of such appointment (the “LP Appraiser Notice”). If the QuadReal Limited Partner fails to appoint the LP Appraiser within the LP Appraiser Appointment Period, the Portfolio Appraisal shall be conclusive on the Partners. If both the GP Appraiser and the LP Appraiser are appointed, then the GP Appraiser and the LP Appraiser shall thereafter appoint a third (3rd) Qualified Appraiser (the “Independent Appraiser” and, together with the GP Appraiser and the LP Appraiser, collectively, the “Appraisers”) and give notice thereof to the Partners within ten (10) days following the General Partner’s receipt of the LP Appraiser Notice (the “Independent Appraiser Appointment Period”). If the GP Appraiser and the LP Appraiser fail to appoint the Independent Appraiser within the Independent Appraiser Appointment Period, any Partner (other than the Special Limited Partner) may petition a court of competent jurisdiction to appoint the Independent Appraiser.
(iv)    Each of the Appraisers shall promptly fix a time for the completion of the Portfolio Appraisal, which shall not be later than thirty (30) days from the appointment of the Independent Appraiser. The Appraisers shall determine the Portfolio Value as of the effective date of the General Partner’s proposed Portfolio Appraisal by determining the fair market value of the assets to be appraised (other than cash in Partnership accounts), such being the fairest price estimated in the terms of money which the Partnership could obtain if such assets were sold, for all cash, in the open market allowing a reasonable time to find a purchaser who purchases such assets with knowledge of the business of the Partnership and such assets. If the Appraisers are not able to agree upon a single Portfolio Value as of the effective date of the General Partner’s proposed Portfolio Appraisal, each shall render its own Portfolio Value as of the effective date of the General Partner’s proposed Portfolio Appraisal. Upon submission of the appraisals setting forth the opinions as to the Portfolio Value, if the highest value submitted by the Appraisers is not more than 105% of the lowest value submitted by the Appraisers, then the average of the values proposed by the Appraisers shall constitute the “Portfolio Value”; provided, that if the highest value submitted by the Appraisers is more than 105% of the lowest value submitted by the Appraisers, then the average of the two appraisals closest in value shall constitute the “Portfolio Value”.
(v)    If the GP Appraiser, the LP Appraiser and the Independent Appraiser are appointed, the General Partner shall pay for the services of the GP Appraiser, the QuadReal Limited Partner and/or the Sell-Down Transferee (if applicable) shall pay for the services of the LP Appraiser and the cost of the services of the Independent Appraiser shall be paid by the Partners pro rata in accordance with their Percentage Interests. The costs of the services of the Partnership’s accountants, if applicable, shall be paid by the Partnership.
(vi)    As used herein, “Appraised Value” of an asset or assets means, as the context so provides, the value of such asset(s) as determined by appraisal. For any Investment which has been acquired by the Partnership but has not yet been appraised by a Qualified Appraiser, the acquisition

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and development cost paid by the Partnership for the Partnership’s interest in such Investment shall, for all purposes of this Agreement, be deemed to be its value established pursuant to this Section 6.3(e) until such time as such Investment is appraised in accordance with this Section 6.3.
(f)    Limitations on Liability of General Partner. The General Partner shall have no liability hereunder, and shall not be in breach of its obligations hereunder, if the General Partner is unable to take any action or perform any duty which would otherwise be required hereunder to the extent that (i) such inability to act was caused by the action or failure to act of the Limited Partners that are not Affiliates of the General Partner, (ii) such inability to act resulted from a lack of available funds (provided the General Partner has issued Capital Call Notices for such funds in accordance with Article 4), (iii) such action or omission would have been reasonably expected to violate any law, or (iv) such action or omission was based on the advice of reputable counsel or other consultant with knowledge of such matter selected by the General Partner with Due Care.
6.4    Fees; Expenses.
(a)    Fees. The Partnership shall pay to the General Partner the fees (the “GP Fees”) as compensation for providing services in managing the activities of the Partnership specifically enumerated in Section 6.3(a) (or where applicable providing such services to the Investment Entities) pursuant to and as and when set forth on Exhibit D attached hereto; provided, however, the General Partner may direct the Partnership to pay directly any of such GP Fees directly to any Unrelated Third Party (including the Special Limited Partner or Affiliate).
(b)    General Partner Expenses. Subject to Section 6.4(c), the General Partner shall be responsible for all the overhead expenses of performing the duties as described in Section 6.3(a), including without limitation, compensation for its employees, rent, utilities and other general internal expenses. Each Partner shall bear its own costs of forming the Partnership, including without limitation, legal fees incurred in connection with the preparation and negotiation this Agreement and related documents.
(c)    Expenses of the Partnership. The Partnership (or the Investment Entities, as applicable) shall bear all expenses in any Fiscal Year (other than those expressly related to the duties of the General Partner for which it receives the GP Fees pursuant to Section 6.4(a) above), including Unrelated Third Party expenses relating to the performance of those duties described in clauses (xii), (xviii) and (xxv) of Section 6.3(a), Section 6.3(d), Section 6.3(e), Section 6.8 and expenses associated with any transactions outside the Partnership’s (or the Investment Entities’) general day-to-day operations, such as due diligence and other pursuit costs, any acquisitions, development activities, financing transactions, sales of assets, mergers, acquisitions and the like (such as accounting, engineering, consulting, environmental consulting, entitlement, brokerage, financing, legal costs and expenses), and including, without limitation, construction, repairs, replacements, the preparation of financial statements, property-level audits, annual valuations, tax returns and K-1s and tax compliance activities for the Investment Entities (collectively, “Partnership Expenses”); provided, however, that a reasonable allocation of the internal time of employees of the General Partner or its Affiliates for legal services, coordinating annual valuations, tax and REIT compliance activities, financing activities and the preparation of reporting packages or reconciliations, in each case in respect of the Investment Entities or the Investments, shall be deemed to be Partnership Expenses to the extent such expenses are included in the Approved Partnership Budget or otherwise Approved by the Executive Committee, it being understood that the General Partner shall have no obligation to oversee or provide the foregoing activities unless there exists an Approved Partnership Budget for the internal time of employees of the General Partner or its Affiliates performing the same. Notwithstanding the foregoing, any costs or expenses incurred by the Partnership or a Subsidiary REIT in connection with establishing and maintaining the REIT status of such entity shall be borne entirely by the QuadReal Limited Partner, except to the extent the Sell-Down Transferee requires similar REIT services and structural considerations, in which case, such costs and expenses shall be borne by the Partnership.
(d)    To the extent that any financing is obtained by the Partnership, any subsidiary or any Investment Entity, the General Partner shall have the right, in its sole and absolute discretion, but not an obligation, to provide (or cause one or more of its Affiliates to provide), any guaranties, indemnities or other credit enhancement as may be required by the lender providing such financing (each, a “Guaranty”); provided, that any such Guaranty shall be Approved by the Executive Committee in accordance with Section 6.2 (after taking into account the Partners’

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obligations pursuant to Section 4.3(c)(iv) and any limitation on the deductibility of interest). In the event the General Partner or any of its Affiliates (but not the QuadReal Limited Partner or the Sell-Down Transferee) provides a Guaranty, the General Partner shall be entitled to an annual guarantee fee from the Partnership as set forth on Exhibit D (a “Guaranty Fee”), paid by January 15 of each year and shall be payable in arrears based the applicable averages as of December 31 of the prior year. In the event the Partnership does not pay all or any portion of any Guaranty Fee, such unpaid Guaranty Fee or portion thereof shall accrue interest at a rate of five percent (5%) per annum until paid. Under no circumstances shall any Partner or any of their respective Affiliates have any obligation to provide any Guaranty.
6.5    Permitted Other Activities.
Subject to Section 6.6, any Partner may engage independently or with others in other business ventures of every nature and description. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to prohibit any Affiliate of a Partner from dealing, or otherwise engaging in business, with Persons transacting business with the Partnership or an Investment Entity or from providing services relating to the purchase, sale, financing, management, development, operation, leasing or disposition of industrial-type facilities and receiving compensation therefor, even if competitive with the business of the Partnership or the Investment Entities. Except to the extent provided for under this Agreement, no Partner shall have any right by virtue of this Agreement or the relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, even if competitive with the business of the Partnership hereunder or any of the Investment Entities.
6.6    Presentation of Investments.
The Partners have set forth certain terms relating to the presentation of Investments in Exhibit L, which is incorporated by reference and attached hereto; all references herein to Section 6.6 shall be referred to Exhibit L.
6.7    Limitations on Liability; Indemnification.
(a)    Extent of Liability. Except as otherwise described in the Act, neither the Limited Partners nor the Special Limited Partner shall be liable for any debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise described in the Act or this Agreement, each of the Limited Partners and the Special Limited Partner has no liability in excess its share of the Partnership’s assets and undistributed profits. Neither the Limited Partners nor the Special Limited Partner shall be required to lend any funds to the Partnership or to pay to the Partnership, any Partner or any creditor of the Partnership any portion or all of any negative balance of such Limited Partner’s or Special Limited Partner’s Capital Account. No Representative shall be liable for any losses sustained or liabilities incurred as a result of any act or omission of such Representative.
(b)    Indemnification by the Partnership of the General Partner. The Partnership shall indemnify and hold harmless the General Partner and its Affiliates and their respective partners, officers, directors, employees, representatives, agents and Controlling Persons (individually, in each case, a “GP Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, including, without limitation, any of the foregoing relating to any guaranties of Indebtedness of the Partnership or the Investment Entities (“Losses”), in which the GP Indemnitee may be involved or threatened to be involved as a party or otherwise, arising out of or incidental or relating to the business or activities of the Partnership or relating to this Agreement, except to the extent that such Losses were caused by, as to the General Partner or any GP Indemnitee, (i) Willful Bad Acts or (ii) gross negligence. The termination of any action, suit or proceeding other than by a settlement or judgment on the merits or a conviction (for example, termination by a plea of nolo contendere or its equivalent) shall not, in and of itself, create a presumption that the General Partner’s conduct did constitute Willful Bad Acts or gross negligence. Each of the Limited Partners and the Special Limited Partner shall be solely responsible to the Partnership for any Losses relating to any guaranties of Indebtedness of the Partnership or the Investment Entities to the extent that such Limited Partner or the Special Limited Partner, as applicable, or any of its Affiliates causes recourse liability for any GP Indemnitee in respect of such guaranties arising out of such Limited Partner’s or the Special Limited Partner’s (i) Willful Bad Acts or (ii) gross negligence.

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(c)    Indemnification by the General Partner. The General Partner shall indemnify and hold harmless the Partnership (or, without duplication, the Limited Partners, the Special Limited Partner and the Investment Entities) and each of their respective officers, directors, employees, representatives, agents, Controlling Persons and Affiliates (individually, in each case, an “LP Indemnitee”) and the Representatives (and the equivalent members of the boards of the Investment Entities) (each an “EC Indemnitee” and, collectively with the LP Indemnitees and the GP Indemnitees, the “Indemnitees”) to the fullest extent permitted by law from and against any and all Losses to the extent caused by the Willful Bad Acts or gross negligence by the General Partner or any GP Indemnitee.
(d)    Indemnification of the LP Indemnitees and the EC Indemnitees by the Partnership. To the extent that Section 6.7(c) (i) is not applicable, or (ii) if applicable, is not sufficient to cover all Losses to the extent caused by the Willful Bad Acts or gross negligence by the General Partner or any GP Indemnitee, the Partnership shall indemnify and hold harmless the LP Indemnitees and EC Indemnitees to the fullest extent permitted by law from and against any and all Losses arising out of their role as limited partners of the Partnership or Representatives, respectively, except to the extent such Losses are a result of the Willful Bad Acts of any such LP Indemnitee or EC Indemnitee.
(e)    Defense Costs. Expenses incurred by any of the Indemnitees in defending any claim, demand, action, suit or proceeding subject to Sections 6.7(b) and (d), from time to time, upon request by the Indemnitee shall be advanced by the Partnership prior to the settlement or judgment of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount promptly, with interest calculated at the rate equal to two (2) percentage points above the “Federal Short-Term Rate” as defined in Section 1274(d)(1)(c)(i) of the Code, as amended (or any successor to such section) or the maximum rate permitted under applicable law, whichever is less, calculated upon the outstanding principal balance of such amount, if it shall be determined in a judicial proceeding or a binding arbitration that such Indemnitee is not entitled to be indemnified pursuant to this Agreement.
(f)    Priority. The payment by the Partnership of any amounts pursuant to Sections 6.7(b) and (d) shall be first made from any existing cash reserves of the Partnership or the Investment Entities, as applicable.
(g)    Non-Exclusive Rights. The rights provided by Sections 6.7(b), (c) and (d), shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement in writing or as a matter of law or equity shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee, and shall survive the termination of this Agreement.
(h)    Insurance. The General Partner shall cause the Investment Entities to be covered by such property, casualty, general liability and environmental insurance in connection with the business or activities of the Partnership hereunder and the Investment Entities exercising Due Care. Each insurance policy shall name as additional insureds the Partnership, the General Partner, the Representatives and such other Persons as the General Partner shall determine. The cost of any such insurance shall be an expense of the Partnership for purposes of Section 6.4. Notwithstanding the foregoing, fidelity bonds or insurance, or errors and omissions insurance, or other insurance not falling within the first sentence hereof, shall be obtained and maintained on behalf of the General Partner at the General Partner’s expense unless otherwise Approved by the Executive Committee.
(i)    No Disqualification. An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 or otherwise by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(j)    No Third Party Rights. The provisions of this Section 6.7 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.
(k)    Third Party Opinions. In discharging its obligations under this Agreement, the General Partner may obtain an opinion, appraisal or examination by independent counsel, appraiser, accountant or other expert, if appropriate, upon which the General Partner and the Representatives shall be entitled to rely, to the extent reasonable, for matters within the expertise of the Person providing or rendering the same.

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(l)    Special Limited Partner and BCIG Partner Indemnitees. Notwithstanding any provision herein to the contrary, the Partners hereby acknowledge that the Special Limited Partner and the BCIG Partners are Affiliates of the advisor of IPT, and the rights and obligations contained in this Section 6.7 (other than the rights and obligations contained in the final sentence of Section 6.7(b)) with respect to the Special Limited Partner and the BCIG Partners and each of their respective officers, directors, employees, representatives, agents, Controlling Persons and Affiliates and, to the extent applicable, Representatives (other than the QuadReal Representative) shall be subject to and limited by Article XIII of the Articles of Amendment and Restatement of IPT.
6.8    Designation of Tax Matters Partner.
(a)    Designation. This Section 6.8 shall apply for the tax years ending on or before December 31, 2017. The General Partner shall designate a Person (which may be the General Partner) to act as the “Tax Matters Partner” of the Partnership, as provided in Treasury Regulations pursuant to Section 6231 of the Code, as in effect for taxable years beginning before December 31, 2017.
(b)    Information to be Supplied to IRS. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Partner shall furnish the name, address, profits interest and taxpayer identification number of each Partner (or assignee) to the Internal Revenue Service (the “IRS”).
(c)    IRS Proceedings. To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Partner shall use commercially reasonable efforts to keep each Partner informed of administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to herein as a “Tax Audit” and such judicial proceedings being referred to herein as “Judicial Review”). In addition, upon receipt by the Tax Matters Partner of any written notice, request, inquiry or statement of a material nature from the IRS in connection with an examination of the Partnership involving a potential income tax liability for any of the Partners, the Tax Matters Partner shall promptly send each Partner a copy of the documents so received. If the Tax Matters Partner intends to respond in writing to any such documents received from the IRS, the Tax Matters Partner shall use commercially reasonable efforts to provide a copy of its proposed response to all other Partners before such response is to be submitted to the IRS and shall consider in good faith any comments received from other Partners with respect to such proposed response.
(d)    Authorized Actions of Tax Matters Partner. The Tax Matters Partner is authorized:
(i)    with the Approval of the Executive Committee, to enter into any settlement with the IRS with respect to any Tax Audit or Judicial Review, and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Partners except that such settlement agreement shall not bind any Partner (A) who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (B) who is a “notice partner” (as defined in Section 6231 of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2));
(ii)    if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “Final Adjustment”) is mailed to the Tax Matters Partner, with the Approval of the Executive Committee, to seek Judicial Review of such Final Adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership’s principal place of business is located;
(iii)    with the Approval of the Executive Committee, to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for Judicial Review with respect to such request;

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(iv)    with the Approval of the Executive Committee, to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and
(v)    with the Approval of the Executive Committee, to take any other action on behalf of the Partners or the Partnership in connection with any Tax Audit or Judicial Review proceeding to the extent permitted by applicable law or regulations or this Agreement.
(e)    Indemnification of Tax Matters Partner. Notwithstanding any other provision of this Agreement (but subject to Section 6.7 of this Agreement), the Partnership shall indemnify, and reimburse, to the fullest extent permitted by law, the Tax Matters Partner for all Losses incurred in connection with any Tax Audit or Judicial Review proceeding with respect to the tax liability of the Partners, except to the extent the Tax Matters Partner’s conduct constituted a Willful Bad Act or gross negligence.
(f)    Discretion of Tax Matters Partner. Except as expressly set forth herein, the taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 6.7 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.
6.9    Prohibited Payments. The General Partner shall not knowingly (a) make any payment or transfer anything of value with the intent, or which has the purpose or effect of, engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business and not promise, offer, or (b) give to a government official, directly or indirectly, any money or anything else of value, for the government official himself or herself or another Person, in order to influence that government official to act or refrain from acting in the exercise of his or her official duties, in both cases, in relation to the business of the Partnership or the Investment Entities.
6.10    QuadReal Limited Partner Matters.
(a)    Appointment of QuadReal US. Each party constituting the QuadReal Limited Partner hereby appoints QuadReal US to be its representative for all purposes under this Agreement and QuadReal US hereby accepts such appointment. All approvals, consents, votes, decisions, or other actions permitted to be undertaken by the QuadReal Limited Partner under this Agreement shall be delegated to QuadReal US on behalf of the other parties constituting the QuadReal Limited Partner. The QuadReal Limited Partner hereby represents and warrants that QuadReal US is authorized to make all decisions, give all consents, cast all votes and otherwise act for the QuadReal Limited Partner and any approvals, consents, votes, decisions or other actions of QuadReal US shall be binding on all parties constituting the QuadReal Limited Partner as if made by such parties. The General Partner shall be permitted to rely on any representation or decision made by QuadReal US on behalf of the QuadReal Limited Partner, notwithstanding anything conflicting or to the contrary put forth by any party constituting the QuadReal Limited Partner or any of its Affiliates. All parties constituting the QuadReal Limited Partner, acting together, shall have the right to change the identity of such representative to any Person that is an Affiliate of QuadReal US and shall provide written notice to the General Partner in advance of any such change.
(b)    QuadReal Limited Partner Action. Any notice, approval, consent, demand or other communication required or permitted to be given or made by the QuadReal Limited Partner under this Agreement, whether or not expressly so stated, may be given or made on behalf of the QuadReal Limited Partner by the QuadReal Representative or QuadReal US’s counsel with the same force and effect as if given or made by the QuadReal Limited Partner itself.
6.11    Partnership Tax Audit Procedures for Tax Years Ending after December 31, 2017. This Section 6.11 shall apply for tax years ending after December 31, 2017.

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(a)    Bipartisan Budget Act of 2015. For purposes of this Section 6.11, unless otherwise specified, all references to provisions of the Code shall be to such provisions as enacted by the Partnership Tax Audit Rules as such provisions may subsequently be modified.
(b)    Partnership Representative. The General Partner shall be the Company’s designated “partnership representative” within the meaning of Code Section 6223 (the “Tax Representative”) with sole authority to act on behalf of the Partnership for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws. The General Partner may designate another person to act as the partnership representative, and if such a person is so designated, all references to the “Tax Representative” in this Section 6.11 are to that person.
(c)    Preference For Opt-Out. If the Partnership qualifies to elect pursuant to Code Section 6221(b) (or successor provision) to have Subchapter C of Chapter 63 of the Code not apply to any federal income tax audits and other proceedings, the Tax Representative shall cause the Company to make such election.
(d)    Notification. The Tax Representative shall promptly, within fifteen days, notify the Partners and the Executive Committee if the Partnership receives any notification or Information Document Request from the IRS indicating that the Partnership is being audited. If any “partnership adjustment” (as defined in Code Section 6241(2)) is determined with respect to the Partnership, the Tax Representative shall promptly notify the Executive Committee upon the receipt of a notice of final partnership adjustment, and shall take such actions as directed by the Executive Committee in writing within 10 Business Days after the receipt of such notice, including whether to file a petition in Tax Court, cause the Partnership to pay the amount of any such adjustment under Code Section 6225, or make the election under Code Section 6226.
(e)    Capital Reserve. In the event of an IRS, or equivalent state or local, audit, the Tax Representative may cause the Partnership to engage professionals, experts, and other assistants, to cause appraisals and studies to be conducted on behalf of the Partnership, and to incur reasonable expenses in connection with the defense of the audit. The Partnership shall reserve sufficient capital, and if necessary the Partners may be required to contribute in accordance with their respective Percentage Interests additional capital in a capital call, to defend a Partnership audit. Any such contribution required under this section shall not be subject to any other limitations on required contributions set out in this Agreement including the limitation described in Section 4.3(e), however, in the event that a Partner fails to contribute capital necessary to defend an audit under this section such a Partner shall be treated as a Defaulting Partner under Section 4.4.
(f)    Litigation. The Tax Representative shall be authorized to engage in any litigation deemed necessary by the Tax Representative in order to defend any audit or proposed assessment by the IRS, or an equivalent state or local tax authority, against the Partnership. The Tax Representative may engage in such litigation only with the consent of the Executive Committee, but shall not require the consent of any other Partner prior to initiating such litigation. The Partnership shall reserve sufficient capital, and if necessary the Partners may be required to contribute additional capital in a capital call, as set out in subsection (e) above, to pursue such litigation.
(g)    Settlement. With the approval of the Executive Committee, the Tax Representative may cause the Partnership to pay the assessment of the imputed underpayment under Section 6225(a)(l) of the Code, or to enter into a settlement agreement regarding that same assessment. In that event, the Executive Committee will reasonably and equitably determine each Partner's and former Partner's share of the imputed underpayment, taking into account the Partner’s or former Partner’s adjusted distributive share in the year or years subject to review in the settled audit and adjustments that may have been made in computing the imputed underpayment. The determination by the Executive Committee will be binding on the Partnership and on each Partner, provided that the determination is made in good faith for a purpose reasonably believed by them to be in, or not opposed to, the best interests of the Partnership unless the determination was the result of actual fraud or willful misconduct or resulted in any improper personal benefit. Each Partner’s and former Partner's share of the imputed underpayment, as reasonably and equitably determined by the Executive Committee, will be treated like a withholding tax under Section 5.7(a) hereof. The obligations of Partners under this paragraph and that this Section 6.11 also will extend to former Partners and to unadmitted assignees of a Partnership Interest who may be considered current or former tax partners of the Partnership.

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(h)    Code Section 6226 Election. With the approval of the Executive Committee, the Tax Representative may elect under Code Section 6226 and its related Treasury Regulations to cause any Partners affected by an IRS adjustment in an audited tax year or years (the “Reviewed Year Partners”) to take into account the adjustments made by the IRS and to pay any tax, interest, and penalties due as a result of those adjustments. In this case, the Reviewed Year Partners will take into account the adjustments made by the IRS and pay any tax, penalties and interest due as a result of those adjustments. All Reviewed Year Partners will reasonably cooperate with the Tax Representative and will provide to the Tax Representative all Partner information necessary to make this election.
(i)    Successor Tax Representative. The Tax Representative may resign from its position as such upon thirty (30) days prior written notice to the General Partner, and the General Partner or the Executive Committee may remove the Tax Representative at any time. In that event, the General Partner will designate another person to be Tax Representative.
(j)    Code Section 6227 Adjustments. The Tax Representative will notify all Partners before filing, pursuant to Section 6227 of the Code, a request for administrative adjustment of partnership items for any Partnership taxable year. The Tax Representative will file the request for administrative adjustment on behalf of the Partnership if the Executive Committee approves the request for administrative adjustment.
(k)     Partnership Adjustment after Withdrawal, Removal, Resignation, or Sale of Partnership Interest. In the event that the Partnership has different Partners, in any class, at the conclusion of an audit subject to this Section 6.11, and the Partnership must pay an entity level tax in settlement or as a result of an assessment to any taxing authority, the General Partner, if so authorized by the Executive Committee, may, at its discretion, make a claim against any former Partners who were Partners in the Partnership at any time during the adjusted year(s). The General Partner may claim against said former Partners any amount up to the former Partner’s pro rata share (based on percentage ownership of the Partnership, prorated by the number of days that Partner owned a Partnership Interest during the reviewed year) of the Partnership assessment or settlement for the adjusted year(s). To the extent that the General Partner recoups such claims from former Partners, the current Partners’ contributions for the reviewed year assessment or settlement shall be reduced proportionally to the amount collected from the former Partners. This provision shall survive the withdrawal, removal, resignation or sale of any Partnership Interest as to the withdrawn, resigned, removed, or former Partner. Failure to make such a contribution, after (30) thirty written notice of such claim by the General Partner, by the former Partner shall be considered a breach of this Agreement.
(l)    Partnership Adjustment after Liquidation. In the event that the Partnership winds up and liquidates prior to the conclusion of the audit under subject to this Section 6.11, then the Tax Representative may make one or more written capital calls on the Partners for such funds as may be necessary to fund the audit defense under this section. These capital calls will be made on the Partners and former Partners in accordance with their distributive shares in the reviewed year(s), as determined equitably and in good faith by the General Partner. A Partner or former Partner will be obligated to satisfy a capital call in immediately available funds within ten (10) Business Days of notice. The General Partner, at its option, may seek reimbursement of all audit expenses and all litigation expenses related to the determination of the correct tax liability of the Partnership from the Partners and former Partners. The General Partner will allocate these expenses equitably among the Partners in seeking reimbursement. This allocation will consider the adjustment to the distributive share of the Partner or the former Partner in the reviewed year and the contribution of that adjustment to the imputed underpayment of the Partnership. After determining the Partners' and former Partners' shares of these expenses, the General Partner will promptly invoice each Partner and former Partner during the reviewed year for that Partner or former Partner's equitable share of these expenses. This invoice will be payable on demand. The Partnership will retain its records with respect to each Fiscal Year until the expiration of the period within which additional federal or state income tax may be assessed for the year.
(m)    Tax Representative Indemnity. The Partnership will indemnify and will hold harmless the Tax Representative from and against any and all Tax Representative expenses related to a defense of a tax claim under this Section 6.11. The Tax Representative will properly report these expenses in writing to the General Partner and will provide reasonable documentation of these expenses to the General Partner, in accordance with policies adopted by the General Partner, prior to receiving reimbursement. The Tax Representative will comply with all policies of the Partnership with respect to incurring and documenting expenses.

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(n)    Code Section 6227 Adjustment. If any subsidiary of the Partnership (i) pays any partnership adjustment under Code Section 6225; (ii) or otherwise requires the Partnership to file an amended tax return and pay associated taxes to reduce the amount of a partnership adjustment imposed on the subsidiary, or (iii) makes an election under Code Section 6226, the Tax Representative shall cause the Partnership to make the administrative adjustment request provided for in Code Section 6227 consistent with the principles and limitations set forth in Section 6.11(d) above for partnership adjustments of the Partnership, and the Partners shall take such actions reasonably requested by the Tax Representative in furtherance of such administrative adjustment request.
(o)    Surviving Obligations. The obligations of each Partner or former Partner under this Section 6.11 shall survive the transfer or redemption by such Partner of its Partnership Interest and the termination of this Agreement or the dissolution of the Partnership.
ARTICLE 7.

WITHDRAWAL AND REMOVAL OF GENERAL PARTNER
7.1    Voluntary Withdrawal. Except as otherwise provided in Article 8, the General Partner shall not have the right to retire or withdraw voluntarily from the Partnership, and any withdrawal in violation hereof shall constitute a breach of this Agreement and shall be subject to the provisions of Section 7.3. Notwithstanding the foregoing, the IPT Limited Partner shall have the right to appoint a substitute general partner which shall be an Affiliate of IPT or an Affiliate of BCG or an entity sponsored or advised by an Affiliate of BCG, and which shall be admitted immediately prior to the withdrawal of the General Partner and shall continue the business of the Partnership without dissolution; provided however, that (i) the withdrawing General Partner shall not be released from any obligations hereunder arising prior to such withdrawal, and (ii) such substitute general partner shall assume all rights and obligations of the withdrawing General Partner from and after such withdrawal. For the avoidance of doubt, this Section 7.1 shall be subject to the Key Person requirements in Section 6.1. Prior to any such voluntary withdrawal from the Partnership and appointment of a substitute general partner, the General Partner shall give the Limited Partners and the Special Limited Partner notice of its intention to withdraw at least ninety (90) days in advance of such withdrawal.
7.2    Bankruptcy or Dissolution of the General Partner. In the event of the bankruptcy of the General Partner or other events that cause the General Partner to cease to be a general partner under Sections 17-402(a)(6), (7), (8), (9), (10), (11) or (12) of the Act, the General Partner shall cease to be the general partner of the Partnership and its Interest shall terminate; provided, however, that such termination shall not affect any rights or liabilities of the General Partner which matured prior to such event, or the value, if any, at the time of such event of the Interest of the General Partner.
7.3    Liability of Withdrawn General Partner. If the General Partner shall cease to be general partner of the Partnership, it shall be and remain liable for all obligations and liabilities incurred by it as general partner prior to the time such withdrawal shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal shall have become effective; provided, however, that nothing herein shall relieve the General Partner from any liability arising from any withdrawal from the Partnership in violation of this Agreement.
7.4    Removal of General Partner for Cause. The Partners have set forth certain terms relating to the Removal of the General Partner in Exhibit M, which is incorporated by reference and attached hereto; all references herein to Section 7.4 shall be referred to Exhibit M.
ARTICLE 8.

TRANSFER OF INTERESTS
8.1    Assignments.

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(a)    Restriction of Assignments. No Partner shall, directly or indirectly, sell, assign, pledge, hypothecate, transfer by gift, exchange or otherwise dispose of or encumber its Interests by operation of law or otherwise (all of the foregoing being referred to hereinafter as a “Transfer”, but excluding from the definition of Transfer any IPT REIT Listing Transaction), except in accordance with this Section 8.1. Any assignment and the rights of the assignee with respect to the assigned Interest in connection with a Transfer permitted by this Agreement shall be subject to Section 8.2. Any Transfer made in contravention of this Agreement shall be null and void and the transferee shall receive no right, title or interest in or to any Interests as a result of such Transfer made in violation of this Agreement. In addition, any Transfer otherwise permitted by this Agreement shall be null and void unless (i) the permitted transferee (the “Transferee”) agrees to adopt and be bound by the terms of this Agreement and other relevant documents as if the Transferee had been an original party hereto and (ii) the Transfer would not result in any violation of the ownership limitations set forth in the organizational documents of each Investment Entity intended to preserve the qualification of such Investment Entity as a real estate investment trust for U.S. federal income tax purposes within the meaning of Section 856 of the Code. The parties acknowledge that a transfer or issuance of any interests in IPT, IPT HoldCo, IPT OpCo, IPT Advisors Group, or IPT Advisors or any BCIG Partner shall not constitute a Transfer for the purposes of this Agreement; provided, that such a transfer may still constitute an IPT Change of Control pursuant to Section 7.4(a)(vi).
(b)    Permitted Assignments. Subject to the General Partner’s obligations pursuant to Section 2.2(e), (x) at any time, each Limited Partner and the Special Limited Partner may Transfer all (but not part) of its Interest to an Affiliate of such Limited Partner or the Special Limited Partner, as applicable, or (y) from and after the date on which Stabilization has been obtained in respect of the Partnership’s last acquired Development Investment (the “Trigger Date”), but subject to Sections 8.1(c) and (d), a Limited Partner may Transfer all (but not part) of its Interest to any Unrelated Third Party; provided, however, that any Transfer shall be subject, in all events, to the following limitations:
(i)    no Transfer of any Interest may be made if, in the opinion of legal counsel to the Partnership, such assignment would require filing of a registration statement under the Securities Act or would otherwise violate any Federal or state securities or Blue Sky laws (including any investment suitability standards) or regulations applicable to the Partnership or the Interests;
(ii)    no Transfer on any date of an Interest may be made if, in the opinion of legal counsel for the Partnership, it would be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code;
(iii)    no Transfer of any Interest may be made if, in the opinion of legal counsel for the Partnership, it likely would cause any Investment Entity to no longer qualify as a real estate investment trust or would subject any Investment Entity to any additional taxes under Section 857 or Section 4981 of the Code;
(iv)    no Transfer of any Interest may be made to a Transferee unless the Transferee is an Accredited Investor, as that term is defined in Rule 501 of Regulation D of the Securities Act, as certified to the satisfaction of the Partnership;
(v)    no Transfer of any Interest may be made to a Transferee unless the Transferee is (A) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements, (B) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements, (C) an institution substantially similar to any of the Persons described in clause (A) or (B) above that satisfies the Eligibility Requirements, or (D) an investment fund, limited liability company, limited partnership or general partnership where either (I) a nationally-recognized manager of investment funds that (x) invests in debt or equity interests relating to commercial real estate, (y) invests through

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a fund with committed capital of at least One Billion Dollars ($1,000,000,000), and (z) is not the subject of a bankruptcy proceeding or (II) an entity that is otherwise a Qualified Institutional Transferee under clauses (A), (B) or (C) above acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more Persons that are otherwise Qualified Institutional Transferees under clauses (A), (B) or (C) above (each of the foregoing, a “Qualified Institutional Transferee”);
(vi)    no Transfer of any Interest held by the IPT Limited Partner may be made to a Transferee unless the General Partner concurrently Transfers its Interest to such Transferee (or to such Transferee’s Affiliate or designee); and
(vii)    no Transfer of any Interest may be made to a governmental or sovereign entity of British Columbia.
As used herein, “Eligibility Requirements” shall mean with respect to any Person, that (x) such Person has total assets (in name, under management or advisement and/or pursuant to undrawn, binding, irrevocable capital commitments) in excess of One Billion Dollars ($1,000,000,000) and (except with respect to a pension advisory firm, registered investment advisor or asset manager) capital/statutory surplus, shareholder’s equity and/or undrawn, binding, irrevocable capital commitments of at least Two Hundred Fifty Thousand Dollars ($250,000,000) and (y) such Person is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm, registered investment advisor, asset manager or similar fiduciary, regularly engaged in managing investments in) debt or equity interests relating to commercial real estate.
In addition, subject to Sections 8.1(c) and (d), at any time following the Trigger Date, upon receipt of prior written approval thereof by the QuadReal Limited Partner (such approval not to be unreasonably withheld, conditioned or delayed, provided, that it shall be deemed reasonable to take into consideration factors other than financial capability), the General Partner may, on its own behalf and on behalf of the IPT Limited Partner, Transfer all of the Interests held by the General Partner and the IPT Limited Partner in the Partnership to a Qualified Institutional Transferee, in which event the provisions of Article 7 shall apply governing substitution of the General Partner and transition of its duties and responsibilities to a substitute general partner of the Partnership.
(c)    Rights of First Opportunity.
(i)    If any Partner (other than the Special Limited Partner) should desire to Transfer its Interest (which may be Transferred in whole but not in part) other than a Transfer to an Affiliate of such Partner or a Transfer pursuant to Section 8.1(e) or a Transfer pursuant to Section 8.1(h), such Partner (the “Offering Partner”) first shall submit to all of the other Partners (other than the Special Limited Partner) (the “Offeree Partners”) a binding written offer (the “Offer”) to sell such Interest to the Offeree Partners; provided, that a copy of any Offer shall also be delivered to the Special Limited Partner. The Offer shall include the price of the Interest (the “Offer Price”) and any other terms of the proposed Transfer and shall continue to be a binding offer to sell until the earlier of (i) the date the Offer is expressly rejected by all the Offeree Partners or (ii) the expiration of a period of thirty (30) days after receipt of the Offer by the Offeree Partners (the “Offer Period”). If the Offeree Partner(s) desire to accept the Offer, the Offeree Partner(s) shall notify the Offering Partner in writing prior to the expiration of the Offer Period, which notice shall be irrevocable (a “ROFO Acceptance Notice”). If any IPT Partner is an Offeree Partner, and it rejects the Offer, then, at any time for ten (10) Business Days immediately following the expiration of the Offer Period, the BCIG Limited Partner may elect to acquire the Interest offered to such IPT Partner pursuant to such Offer by delivering the Offering Partner a ROFO Acceptance Notice specifying such election. If more than one Offeree Partner shall have accepted the Offer within the Offer Period, then the Interests shall be allocated among such Offeree Partners as they may agree or, if they fail to agree, then in proportion to their respective Allocable Share at the time of such purchase. As used herein, “Allocable Share” shall mean with respect to any Partner, a fraction, (x) the numerator of which is such Partner’s

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Percentage Interest and (y) the denominator of which is the sum of the applicable Partners’ aggregate Percentage Interests.
(ii)    Closing.

(A)
Closing Date. The closing of the sale of Interests to the Offeree Partner(s) pursuant to this Section 8.1(c) shall be held on the date mutually selected by the Offeree Partner(s) that is no later than sixty (60) days after the delivery of the last ROFO Acceptance Notice (the “Closing Period”). The closing shall be completed through a customary closing escrow, and the Offer Price shall be paid by wire transfer of immediately available federal funds. The closing of the sale of Interests to the Offeree Partner(s) pursuant to this Section 8.1(c) shall be on an “as is” and “where is” basis with no representations or warranties other than a representation from the Offering Partner that (A) it owns the Interest being transferred free and clear of all liens, claims and encumbrances other than permitted liens, claims or encumbrances that were deducted in determining the applicable price of the Interest and liens, claims and encumbrances securing indebtedness of the Partnership or an Investment Entity, (B) it has full right and authority to sell such Interest and that the sale has been duly authorized, (C) the assignment document has been duly authorized, executed and delivered, (D) the consummation of the transactions contemplated thereby will not violate the terms of any agreement to which the Offering Partner is a party, or any order, judgment, or decree applicable to the Offering Partner and (E) no consent, approval, or authorization of or designation, declaration, or filing with any governmental authority or other Person is required on the part of the Offering Partner in connection with the consummation of the transactions contemplated hereby or, if required, has been obtained (clauses (A) - (E), the “Required Representations”).

(B)
Required Documents. Prior to or at the closing of the sale of Interests to the Offeree Partner(s) pursuant to this Section 8.1(c), the Offering Partner shall supply to the Offeree Partner(s) all documents customarily required (or reasonably required by the Offeree Partner(s)) to make a good and sufficient conveyance of such Interest to the Offeree Partner(s), which documents shall be in form and substance reasonably satisfactory to the Offeree Partner(s) and the Offering Partner.

(C)
Conditions Precedent to Closing. The obligation of the Offeree Partner(s) to pay the purchase price in connection with a sale of Interests pursuant to this Section 8.1(c) shall be conditioned upon the Interest being transferred free and clear of all liens, claims and encumbrances, other than permitted liens, claims and encumbrances that were waived by the Offeree Partner(s) and deducted in determining the applicable price of the Interest and permitted liens, claims and encumbrances securing indebtedness of the Partnership or the Investment Entities. This condition is for the sole benefit of the Offeree Partner(s) and may be waived by the Offeree Partner(s) in whole or in part in each of their sole discretion.

(D)
Brokerage. No brokerage fees or commissions shall be payable by the Partnership in connection with any purchase pursuant to this Section 8.1(c), and each Partner shall indemnify and hold harmless the Partnership and the other Partners from and against any such claims made based upon

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the actions of such Partner, including any fees and expenses in defending any such claims.
(iii)    In connection with any sale made pursuant to this Section 8.1(c):

(A)
the Offeree Partner(s) shall pay all fees and costs customarily paid by purchasers of companies that own and operate real property in each jurisdiction where the Investments are located (which may include title fees, recording costs, recording and transfer taxes, as applicable);

(B)
the Offering Partner shall pay all fees and costs customarily paid by sellers of companies that own and operate real property in each jurisdiction in which the Investments are located (which may include title fees, recording costs, recording and transfer taxes, as applicable);

(C)	the Offering Partner and the Offeree Partner(s) each shall pay its own legal fees; and

(D)
the Offeree Partner(s) and the Offering Partner shall adjust the purchase price to reflect all adjustments customarily made in connection with the sale of companies that own and operate real estate in each jurisdiction in which the Investments are located (which may include the proration and apportionment of any revenues and expenses of the Investments).

In the event of a dispute with respect to any of the adjustments and prorations to be made pursuant to this Section 8.1(c)(iii), each of the purchasing Offeree Partner(s) and the Offering Partner shall submit to an arbitration pursuant to Section 9.4 of this Agreement. The arbitrator shall be limited to awarding only one or the other of the two adjustment proposals submitted. The decision of the arbitrator shall be final and binding on the purchasing Offeree Partner(s) and the Offering Partner.
(iv)    Within three (3) Business Days after the Offering Partner’s receipt of a ROFO Acceptance Notice, the Offeree Partner(s) shall deposit in immediately available funds to a national title insurance company reasonably acceptable to the Offering Partner an amount equal to five percent (5%) of the price of the offered Interest (the “Deposit”). The Deposit shall be applied against the Offer Price at closing and shall be nonrefundable to the Offeree Partner(s) (except in the event of a material default of the Offering Partner in performing its closing obligations pursuant to Section 8.1(c)(ii)).
(v)    At the expiration of the Offer Period, if none of the Offeree Partner(s) have accepted the Offer, the Offering Partner may Transfer the Interest (in whole, but not in part) subject to the Offer to any Transferee (but subject to the Offeree Partner(s)’ continuing rights to participate in a Tag Along Transfer) for a period of one hundred and twenty (120) days after the Offer Period. If no such sale is made by the Offering Partner within such one hundred and twenty (120) day period, the restrictions set forth in this Section 8.1(c) thereafter shall continue to apply to the offered Interest, and no Interests thereafter shall be subject to a Transfer by the Offering Partner without again first complying with all the provisions of this Agreement.
(vi)    Termination of Obligations. Upon the effective date of any transfer of an Interest pursuant to Section 8.1(c), the Offering Partner’s rights and obligations under this Agreement shall terminate with respect to such transferred Interest, except as to indemnity rights of such Partner under this Agreement attributable to acts or events occurring prior to the effective date of such transfer and except for liabilities and obligations of such Partner arising out of such Partner’s breach of this Agreement.

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(vii)    Offeree Partner(s) Failure to Close Offer. If the Offeree Partner(s) have timely and properly delivered a ROFO Acceptance Notice, but thereafter the sale contemplated thereby fails to close within the Closing Period as a result of a default of the Offeree Partner(s) (which default is not cured within ten (10) days following the occurrence thereof), then the Offeree Partner(s) shall be in material default hereunder and the Offering Partner shall have the right to retain the Deposit and the Offeree Partner(s) shall reimburse the Offering Partner for the reasonable third-party, out-of-pocket costs actually incurred and paid by the Offering Partner in connection with the exercise of the Offer. Thereafter, the Offering Partner (1) may pursue any other sale of its Interest to an Unrelated Third Party for a cash price and such other terms and conditions as are determined by the Offering Partner in its sole discretion (without regard to the Offer Price) for an unrestricted period and without any obligation to give any notices of such sale (including any Offer, it being agreed that this Section 8.1(c) shall no longer be applicable to such sale) or (2) may elect to purchase the Interests of the Offeree Partner(s) at the Offer Price. Further, thereafter, the Offeree Partner(s) shall not under any circumstance be entitled to (x) issue a ROFO Acceptance Notice, (y) initiate a Buy-Sell pursuant to Section 9.1 or (z) initiate a Forced Sale pursuant to Section 9.2(a).
(viii)    Offering Partner Failure to Close Offer. If the Offeree Partner(s) have timely and properly delivered a ROFO Acceptance Notice, but thereafter the sale contemplated thereby fails to close within the Closing Period as a result of a default of the Offering Partner (which default is not cured within ten (10) days following the occurrence thereof), then the Offering Partner shall be in material default hereunder and the Offeree Partner(s) shall have the right to either (1) seek specific performance from the Offering Partner in respect of such sale or (2) elect not to close, in which event the Offering Partner shall return the Deposit to the Offeree Partner(s), the Offering Partner shall pay to the Offeree Partner(s) an amount equal to the Deposit, and the Offering Partner shall reimburse the Offeree Partner(s) for the reasonable third-party, out-of-pocket costs actually incurred and paid by the Offeree Partner(s) in connection with exercising the relevant Offer. Further, thereafter, the Offering Partner shall not under any circumstance be entitled to (x) issue a ROFO Acceptance Notice, (y) initiate a Buy-Sell pursuant to Section 9.1 or (z) initiate a Forced Sale pursuant to Section 9.2(a).
(ix)    Release of Offering Partner. Notwithstanding any provision herein to the contrary, it shall be a requirement of any offer and the closing of any acquisition of an Interest pursuant to an Offer to use commercially reasonable efforts to obtain a release of the Offering Partner and the Offering Partner’s Affiliates from any personal liability arising out of any and all written documents (e.g., a guaranty) with respect to any and all Partnership or Investment Entity indebtedness or obligations, including without limitation, all loans secured by any Investment (and in the event that such release is not possible in spite of commercially reasonable efforts, a creditworthy entity reasonably acceptable to the Offering Partner shall indemnify the Offering Partner and its Affiliates for any claims against the Offering Partner under any such written documents on such terms and conditions to be agreed to by the Offering Partner in its reasonable discretion until such indebtedness or obligations are released).
(d)    Tag-Along Right. Subject to the foregoing, after the expiration of the Offer Period, if none of the Offeree Partners have accepted the Offer and the Offering Partner should desire to Transfer its Interest (which may be Transferred in whole but not in part) to a Transferee, other than a Transfer to an Affiliate of such Partner or pursuant to Section 8.1(e) or (h), if the Offering Partner wishes to Transfer its Interest to any Person (other than an Affiliate of such Offering Partner or pursuant to Section 8.1(e) or (h)) (a “Tag Along Transfer”), the Offering Partner shall comply with the requirements of this Section 8.1(d).
(i)    Prior to undertaking a Tag Along Transfer, the Offering Partner shall provide written notice to the Offeree Partners and the Special Limited Partner (the “Tag Along Notice”), which notice shall set forth (A) all of the material terms and conditions, including consideration pursuant to which it proposes to make such Tag Along Transfer (the “Tag Along Offer Terms”) and (B) the identity of, and information concerning, the Person (the “Tag Along Purchaser”) to whom it proposes to make such Tag Along Transfer.

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(ii)    Within ten (10) Business Days after delivery of an effective Tag Along Notice (the “Tag Along Offer Period”), each Offeree Partner shall give written notice to the Offering Partner that (A) such Offeree Partner elects to transfer its Interest to the Tag Along Purchaser on the Tag Along Offer Terms (the “Tag Along Option”) or (B) such Offeree Partner elects not to transfer its Interest to the Tag Along Purchaser (the “Non-Transfer Option”). An Offeree Partner shall be conclusively deemed to have elected the Non-Transfer Option if it fails to give written notice of its election of either of the above- described options within such ten (10) Business Day period. Notwithstanding the foregoing, if the Tag Along Notice is delivered simultaneously with or within twenty (20) days after an Offer is distributed to the Partners pursuant to Section 8.1(c), the time periods for notices and responses under Section 8.1(c) shall govern, as applicable.
(iii)    If an Offeree Partner elects or is deemed to have elected the Non- Transfer Option, the Offering Partner shall be permitted to make the Tag Along Transfer without such Offeree Partner, so long as such Tag Along Transfer takes place within one hundred and twenty (120) days of the Tag Along Notice and is otherwise in accordance with Section 8.1.
(iv)    If an Offeree Partner elects the Tag Along Option, the Offering Partner shall not make the Tag Along Transfer to the Tag Along Purchaser unless such Tag Along Purchaser acquires, simultaneously with its acquisition of the Offering Partner’s Interest, the Interest of such Offeree Partner at a purchase price equal to (i) the purchase price for the Offering Partner’s Interest divided by the Offering Partner’s Percentage Interest multiplied by (ii) the Offeree Partner’s Percentage Interest. Notwithstanding the foregoing, the aggregate reasonable and customary expenses of the Partners incurred in connection with the transfer of their Interests (including, without limitation, any reasonable attorneys’ fees and expenses and any brokerage fees) shall be paid (or reimbursed) out of the aggregate purchase price paid to the transferring Partners.
(v)    If an Offeree Partner shall exercise the Tag Along Option, such Offeree Partner shall take all actions reasonably necessary to cause its Interest to be transferred to the Tag Along Purchaser, such actions to include, without limitation, executing a contract of sale if requested to do so by the Tag Along Purchaser (which contract shall be commercially reasonable and no more onerous to such Offeree Partner than the contract of sale executed by the Offering Partner) and complying with the terms thereof.
(e)    IPT Sell-Down. Notwithstanding anything to the contrary in this Agreement, the IPT Limited Partner may Transfer a portion of its Interest at any time (the “IPT Sell-Down”) to one real estate investor approved in writing by the QuadReal Limited Partner (such approval not to be unreasonably withheld) (the “Sell-Down Transferee”); provided, that the IPT Limited Partner shall maintain at least a ten percent (10%) Percentage Interest in the Partnership immediately following any such IPT Sell-Down.
(f)    Successors to a Limited Partner or the Special Limited Partner. If a Limited Partner or the Special Limited Partner becomes bankrupt, the trustee or receiver of the estate, shall have all of the rights of such Limited Partner or the Special Limited Partner, as applicable, solely for the purpose of settling or managing the estate and such power as such Limited Partner or the Special Limited Partner, as applicable, possessed to assign all or any part of the Interest and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a substituted Limited Partner or Special Limited Partner, as applicable. The bankruptcy of a Limited Partner or the Special Limited Partner in and of itself shall not dissolve the Partnership or cause any successor to such Limited Partner or the Special Limited Partner, as applicable, to become a substituted Limited Partner or Special Limited Partner, as applicable, of such Limited Partner or the Special Limited Partner.
(g)    Recognition of Assignment. The Partnership will not recognize for any purpose any assignment of any Interest unless (i) there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and the assignee and such instrument evidences, inter alia, the written acceptance by the assignee of all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations (including investment

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suitability standards) and (ii) the General Partner (or any replacement therefor) has determined that such an assignment is permitted under this Article 8. Irrespective of whether or not any successor to a Partner or a purported assignee of a Partner’s Interest hereunder provides the aforesaid instruments, any such Person shall be bound by the terms and provisions of this Agreement. As a condition to any voluntary assignment of an Interest, the General Partner (or any replacement therefor) may require that the assignor or the assignee of the Interest or their respective representatives provide to the Partnership information that is reasonably requested by counsel to the Partnership to enable such counsel to determine that such assignment is not prohibited by this Article 8.
(h)    BCIG Partner Acquisition of IPT Partner Interests. At any time, notwithstanding any provisions in this Agreement to the contrary and not subject to Sections 8.1(c) and (d), the IPT Partners may Transfer all or any portion of their respective Interests to one or more Affiliates of BCG; provided, that (i) if the General Partner (so long as the General Partner is an IPT Partner) Transfers all but not less than all of its Interest to one or more Affiliates of BCG, such transferee shall become a substitute General Partner hereunder and assume all of the rights and obligations of the General Partner hereunder accruing on and after the date of such Transfer, and in such event the provisions of Article 7 shall apply governing substitution of the General Partner and transition of its duties and responsibilities to a substitute general partner of the Partnership, and (ii) if the IPT Limited Partner Transfers all, but not less than all, of its Interest to one or more Affiliates of BCG, such transferee shall, from and after the date of such Transfer, assume the rights and obligations of IPT Limited Partner hereunder, including the right to appoint a Representative to the Executive Committee pursuant to Section 3.1 and the IPT Limited Partner’s rights set forth in Sections 9.1 and 9.2.
(i)    Continued Obligations. In no event shall a permitted Transfer be deemed to relieve the Partners who transfer their Interests from their obligations and liabilities under this Agreement, including, without limitation, their obligations with respect to Capital Contributions, except obligations arising after the permitted Transferee becomes a substituted Partner in accordance with Section 8.2.
8.2    Admission of Assignees as Substituted Partners.
(a)    Requirements for Admission. No assignee of a Partner’s Interest, whether or not such assignment is permitted under Section 8.1, shall be entitled to become a substituted Partner unless:
(i)    the assignee shall have agreed in writing to be bound by and shall have accepted, adopted and approved in writing all of the terms and provisions of this Agreement, as the same may have been amended, and executed a power of attorney similar to the power of attorney granted in this Agreement; and
(ii)    the assignee shall pay or obligate itself to pay all reasonable expenses incurred in connection with his admission as a substituted Partner.
(b)    Effect of Assignment. If a Partner assigns all of its Interest in accordance with the provisions of this Article 8, it shall cease to be a partner of the Partnership as of the date that such assignment is given effect by the Partnership in accordance with the terms of this Article 8. A purported assignment of an Interest not in accordance with the provisions of this Article 8 shall not be given effect for any purpose.
(c)    Rights of Assignee. Any Person who is a permitted assignee of any of the Interest of a Partner in accordance with the terms of this Article 8, but who does not become a substituted Partner shall be entitled to all the rights of an assignee of a limited partner interest under the Act, including the right to receive distributions from the Partnership and the share of net profits, gain, net losses, loss and any specially allocated items attributable to the Interests assigned to such Person, but shall not be deemed to be the owner of an Interest for any other purpose under this Agreement. In the event any such Person desires to make a further assignment of any such Interests, such Person shall be subject to all the provisions of this Article 8 to the same extent and in the same manner as a Partner.
(d)    Notification of Assignment. If a Partner assigns or exchanges all or any portion of its Interest, it must notify the Partnership of such assignment or exchange. Such notification must be in writing and must be given within fifteen (15) days after the assignment or exchange. Such notification must include the names and addresses of

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the transferor and transferee, the taxpayer identification numbers of the transferor and the transferee, the date of the assignment or exchange and any other information required by the Partnership.
ARTICLE 9.

BUY-SELL; FORCED SALE; DISPUTE RESOLUTION
9.1    Buy-Sell.
(a)    Process.
(i)    At any time after the Trigger Date, any Limited Partner (which in the case of the IPT Limited Partner, shall be deemed to include the General Partner for all purposes of this Article 9) that is not a BCIG Partner, the Special Limited Partner or a Defaulting Partner (the “Triggering Partner”) may initiate the procedures of this Section 9.1 (the “Buy-Sell”) by delivery of a written notice (a “Buy-Sell Notice”) to the other Limited Partners (the “Responding Partners”) and the Special Limited Partner stating that the Triggering Partner desires to initiate the Buy-Sell. In the event that more than one Limited Partner issues a Buy-Sell Notice in accordance with the terms of this Section 9.1, the Buy-Sell Notice complying with this Section 9.1(a) that is issued first (i.e., the Buy-Sell Notice received by the other applicable Limited Partners first as determined by the date and time of receipt) shall be effective, and the other Buy-Sell Notice(s) shall be deemed not to have been issued (and therefore be ineffective).
(ii)    The Buy-Sell Notice shall set forth the gross purchase price for the Portfolio proposed by the Triggering Partner (the “Offered Price”). Until the date which is ninety (90) days after receipt of an Buy-Sell Notice (the “Response Period”), the Responding Partners may deliver a written notice which shall be irrevocable to the Triggering Partner after electing either to (A) accept the offer to sell its Interest (an “Acceptance Notice”) to the Triggering Partner for a price applicable to the Responding Partner’s Interest based on distributions that would be made pursuant to Section 10.2 (after giving effect to all applicable provisions of this Agreement, but after liquidating all reserves then existing and without establishing any additional reserves) if the Portfolio was sold on the date of the Buy-Sell Notice for the Offered Price and all liabilities and obligations of the Partnership and any Investment Entity (excluding contingent liabilities) were satisfied from the proceeds from such sale (upon such election to sell, a Responding Partner shall be deemed a “Selling Partner” and such applicable price shall be deemed the “Buy-Sell Price”) or (B) elect to buy the Interest of the Triggering Partner for a price applicable to the Triggering Partner’s Interest based on distributions that would be made pursuant to Section 10.2 (after giving effect to all applicable provisions of this Agreement, but after liquidating all reserves then existing and without establishing any additional reserves) if the Portfolio was sold on the date of the Buy-Sell Notice for the Offered Price and all liabilities and obligations of the Partnership and any Investment Entity (excluding contingent liabilities) were satisfied from the proceeds from such sale (upon such election to buy, a Responding Partner shall be deemed a “Purchasing Partner” and such applicable price shall be deemed the “Buy-Sell Price”); provided, that if one Responding Partner elects to buy the Interest of the Triggering Partner and the other Responding Partner elects to sell its Interest to the Triggering Partner, the Responding Partner electing to buy the Interest of the Triggering Partner shall also be required to buy the Interest of the other Responding Partner at the price applicable to such Responding Partner’s Interest (which shall be deemed the “Buy-Sell Price”). A failure to respond during the Response Period shall be deemed to constitute an election to sell. If more than one Purchasing Partner shall have elected to buy the Interest of the Triggering Partner, then the Interest of the Triggering Partner shall be allocated among such Purchasing Partners in proportion to their respective Allocable Share at the time of such purchase.
(iii)    Notwithstanding anything herein to the contrary, if IPT has commenced a bona fide, good faith IPT REIT Listing Transaction, the IPT Partners may, one-time only, delay (up to no more than ninety (90) days) any Buy-Sell triggered by any Limited Partner; provided, however, if

36

IPT has filed an offering document with the Securities and Exchange Commission (the “SEC”), such ninety (90)-day period may be extended for up to three (3) additional separate one (1)-month periods as long as IPT is diligently responding to comments from the SEC at the time of each such extension.
(b)    Carried Interest Amounts. In connection with a Buy-Sell, if the Carried Interest Amounts have not been previously paid or otherwise satisfied in accordance with Section 5.3, the Partnership shall (x) pay the General Partner Carried Interest Amount to the General Partner and (y) effect the Redemption and pay the Redemption Price to the Special Limited Partner, in each case, following the procedures set forth in Section 5.3, except that the date of the closing of the Buy-Sell shall be substituted for the Calculation Date, an amount equal to the Offered Price shall be substituted for the Appraised Value and the General Partner Carried Interest Amount and the Redemption Price shall be paid in cash to the General Partner and the Special Limited Partner, as applicable, at the closing of the Buy-Sell.
(c)    Deposit. Within three (3) Business Days after receipt of an Acceptance Notice, the Purchasing Partner(s) shall deposit in immediately available funds to a national title insurance company reasonably acceptable to the Selling Partner(s) an amount equal to five percent (5%) of the Purchasing Partner(s)’ Applicable Share of the Buy-Sell Price (the “Buy-Sell Deposit”). The Buy-Sell Deposit shall be applied to the Buy-Sell Price at closing and shall be nonrefundable to the Purchasing Partner(s) (except in the event of a material default of the Selling Partner(s) in performing its closing obligations pursuant to Section 9.1(d)).
(d)    Closing.
(i)    Closing Date. The closing of the sale of Interests to the Purchasing Partner(s) pursuant to this Section 9.1 shall be held on the date mutually selected by the Purchasing Partner(s) that is no later than sixty (60) days after the delivery of the Acceptance Notice (the “Buy-Sell Closing Period”). The closing shall be completed through a customary closing escrow, and the Buy-Sell Price shall be paid by wire transfer of immediately available federal funds. The closing of the sale of Interests to the Purchasing Partner(s) pursuant to this Section 9.1 shall be on an “as is” and “where is” basis with no representations or warranties other than the Required Representations.
(ii)    Required Documents. Prior to or at the closing of any Buy-Sell, the Selling Partner(s) shall supply to the Purchasing Partner(s) all documents customarily required (or reasonably required by the Purchasing Partner(s)) to make a good and sufficient conveyance of such Interest to the Purchasing Partner(s), which documents shall be in form and substance reasonably satisfactory to the Purchasing Partner(s) and the Selling Partner(s).
(iii)    Conditions Precedent to Closing. The obligation of the Purchasing Partner(s) to pay the purchase price in connection with a Buy-Sell shall be conditioned upon the Interest being transferred free and clear of all liens, claims and encumbrances, other than permitted liens, claims and encumbrances that were waived by the Purchasing Partner(s) and deducted in determining the applicable price of the Interest and permitted liens, claims and encumbrances securing indebtedness of the Partnership or the Investment Entities. This condition is for the sole benefit of the Purchasing Partner(s) and may be waived by the Purchasing Partner(s) in whole or in part in each of their sole discretion.
(e)    Brokerage. No brokerage fees or commissions shall be payable by the Partnership in connection with any purchase pursuant to this Section 9.1, and each Partner shall indemnify and hold harmless the Partnership and the other Partners from and against any such claims made based upon the actions of such Partner, including any fees and expenses in defending any such claims.
(f)    Adjustments and Closing Costs. In connection with any sale made pursuant to this Section 9.1:

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(i)    the Purchasing Partner(s) shall pay all fees and costs customarily paid by purchasers of companies that own and operate real property in each jurisdiction where the Investments are located (which may include title fees, recording costs, recording and transfer taxes, as applicable);
(ii)    the Selling Partner(s) shall pay all fees and costs customarily paid by sellers of companies that own and operate real property in each jurisdiction in which the Investments are located (which may include title fees, recording costs, recording and transfer taxes, as applicable);
(iii)    the Selling Partner(s) and Purchasing Partner(s) each shall pay its own legal fees; and
(iv)    the Purchasing Partner(s) and the Selling Partner(s) shall adjust the purchase price to reflect all adjustments customarily made in connection with the sale of companies that own and operate real estate in each jurisdiction in which the Investments are located (which may include the proration and apportionment of any revenues and expenses of the Investments).
In the event of a dispute with respect to any of the adjustments and prorations to be made pursuant to this Section 9.1(f), each of the Purchasing Partner(s) and the Selling Partner(s) shall submit to an shall submit to an arbitration pursuant to Section 9.4 of this Agreement. The arbitrator shall be limited to awarding only one or the other of the two adjustment proposals submitted. The decision of the arbitrator shall be final and binding on the Purchasing Partner(s) and the Selling Partner(s).
(g)    Termination of Obligations. Upon the effective date of any transfer of an Interest pursuant to Section 9.1, the Selling Partner’s rights and obligations under this Agreement shall terminate with respect to such transferred Interest, except as to indemnity rights of such Partner under this Agreement attributable to acts or events occurring prior to the effective date of such transfer and except for liabilities and obligations of such Partner arising out of such Partner’s breach of this Agreement.
(h)    Purchasing Partner(s) Failure to Close Buy-Sell. If the Purchasing Partner(s) have timely and properly delivered an Acceptance Notice, but thereafter the sale contemplated thereby fails to close within the Buy-Sell Closing Period as a result of a default of the Purchasing Partner(s) (which default is not cured within ten (10) days following the occurrence thereof), then the Purchasing Partner(s) shall be in material default hereunder and the Selling Partner(s) shall have the right to retain the Buy-Sell Deposit and the Purchasing Partner(s) shall reimburse the Selling Partner(s) for the reasonable third-party, out-of-pocket costs actually incurred and paid by the Selling Partner(s) in connection with the exercise of the relevant Buy-Sell. Thereafter, the Selling Partner(s) (1) may pursue any other sale of its Interest to an Unrelated Third Party for a cash price and such other terms and conditions as are determined by the Selling Partner(s) in each of their sole discretion (without regard to the Offered Price) for an unrestricted period and without any obligation to give any notices of such sale (including any Buy-Sell Notice or Offer Notice, it being agreed that Section 8.1(c) or this Section 9.1 shall no longer be applicable to such sale) or (2) may elect to purchase the Interests of the Purchasing Partner(s) at the Offered Price. Further, thereafter, the Purchasing Partner(s) shall not under any circumstances be entitled to (x) issue a Buy-Sell Notice, (y) have any rights to initiate a Buy-Sell pursuant to this Section 9.1 or (z) have any rights to initiate a Forced Sale pursuant to Section 9.2.
(i)    Selling Partner(s) Failure to Close Buy-Sell. If the Purchasing Partner(s) have timely and properly delivered an Acceptance Notice, but thereafter the sale contemplated thereby fails to close within the Buy-Sell Closing Period as a result of a default of the Selling Partner(s) (which default is not cured within ten (10) days following the occurrence thereof), then the Selling Partner(s) shall be in material default hereunder and the Purchasing Partner(s) shall have the right to either (1) seek specific performance from the Selling Partner(s) in respect of such sale or (2) elect not to close, in which event the Selling Partner(s) shall return the Buy-Sell Deposit to the Purchasing Partner(s), the Selling Partner(s) shall pay to the Purchasing Partner(s) an amount equal to the Buy-Sell Deposit, and the Selling Partner(s) shall reimburse the Purchasing Partner(s) for the reasonable third-party, out-of-pocket costs actually incurred and paid by the Purchasing Partner(s) in connection with exercising the relevant Buy-Sell. Further, thereafter, the Selling Partner(s) shall not under any circumstances be entitled to (x) issue a Buy-Sell Notice, (y) have any rights to initiate a Buy-Sell pursuant to this Section 9.1 or (z) have any rights to initiate a Forced Sale pursuant to Section 9.2.

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(j)    Release of Selling Partner(s). Notwithstanding any provision herein to the contrary, it shall be a requirement of any offer and the closing of any acquisition of an Interest pursuant to a Buy-Sell to use commercially reasonable efforts to obtain a release of the Selling Partner(s) and the Selling Partner(s)’ Affiliates from any personal liability arising out of any and all written documents (e.g., a guaranty) with respect to any and all Partnership or Investment Entity indebtedness or obligations, including without limitation, all loans secured by any Investment (and in the event that such release is not possible in spite of commercially reasonable efforts, a creditworthy entity reasonably acceptable to the Selling Partner(s) shall indemnify the Selling Partner(s) and their respective Affiliates for any claims against the Selling Partner(s) under any such written documents on such terms and conditions to be agreed to by the Selling Partner(s) in each of their reasonable discretion until such indebtedness or obligations are released).
9.2    Forced Sale.
(a)    Process.
(i)    Not more than twelve (12) months prior to the expiration of the Term, any Limited Partner except a BCIG Partner, the Special Limited Partner or a Defaulting Partner shall have the right to cause a sale (a “Forced Sale”) of the Portfolio and other assets of the Partnership and any Investment Entity to a Person that is not an Affiliate of such Limited Partner. Notwithstanding anything in the foregoing to the contrary, no Forced Sale may be triggered while a Forced Sale or Buy-Sell has been triggered and the process relating to such Forced Sale or Buy-Sell is continuing.
(ii)    If pursuant to Section 9.2(a)(i), a Limited Partner has the right to trigger and effectuate a Forced Sale, then such Limited Partner (such triggering party, the “Initiator”) shall notify (the “Forced Sale Notice”) the other Partners of its desire to exercise its rights under this Section 9.2(a). As used herein, “Recipients” means all Partners other than the Initiator and the Special Limited Partner. The Forced Sale Notice shall include (A) a proposed sale price for the Portfolio in cash, free and clear of all liabilities secured by or otherwise relating to the Portfolio (the “Proposed Portfolio Price”) and (B) a statement setting forth the amount which would be distributed to the Initiator pursuant to Section 5.2 above (after giving effect to all applicable provisions of this Agreement, but after liquidating all reserves then existing and without establishing any additional reserves) if the Portfolio was sold on the date of such notice for a gross sales price equal to the Proposed Portfolio Price and all liabilities and obligations of the Partnership and any Investment Entity (excluding contingent liabilities) were satisfied from the proceeds from such sales price, any remaining proceeds were distributed to the Partners in accordance with Section 5.2 (the “ROFO Price”). In the event that more than one Limited Partner issues a Forced Sale Notice in accordance with the terms of this Section 9.2(a)(ii), the Forced Sale Notice complying with this Section 9.2(a)(ii) that is issued first (i.e., the Forced Sale Notice received by the other Limited Partners first as determined by the date and time of receipt) shall be effective, and the other Forced Sale Notice(s) shall be deemed not to have been issued (and therefore be ineffective).
(iii)    The Partners shall execute such documents consenting to the sale of the Portfolio and other assets of the Partnership and the Investment Entities and authorizing the General Partner to execute on behalf of the Partnership and the Investment Entities all documents and instruments necessary to consummate the sale of the Portfolio and assets of the Partnership and the Investment Entities in accordance with the provisions of this Section 9.2. Upon the sale of the Portfolio and assets of the Partnership and the Investment Entities, the Partnership shall be dissolved in accordance with Section 10.1.
(b)    Right of First Offer; Right of First Refusal.
(i)    ROFO Election. Within forty-five (45) days after the Recipient(s)’ receipt of the Forced Sale Notice (the “Election Period”), the Recipient(s) shall have the right (but not the obligation) to elect to purchase, based on the Forced Sale Notice, all of the Interests of the Initiator (rather than a purchase of the Portfolio) for the ROFO Price and the other applicable terms set forth

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in the Forced Sale Notice (the “ROFO Sale”) by delivering written notice (the “ROFO Election”) to the Initiator of such election, which offer shall be irrevocable. If more than one Recipient shall have elected to buy the Interests of the Initiator, then the Interest of the Initiator shall be allocated among such Recipients in proportion to their respective Allocable Share at the time of such purchase. If the Recipient(s) fail to deliver a ROFO Election to the Initiator within the Election Period then the Recipient(s) shall conclusively be deemed to have elected to not purchase the Interest.
(ii)    ROFO Election Made. If the Recipient(s) elect to purchase all of the Interests of the Initiator pursuant to Section 9.2(b)(i), then the Recipient(s) shall, concurrently with the delivery of their ROFO Election, pay to a title company or other agent reasonably designated by Initiator, in escrow, a cash deposit equal to five percent (5%) of the ROFO Price (the “ROFO Deposit”), which deposit shall be applied against the ROFO Price at closing and shall be nonrefundable to the Recipient(s) (except in the event of a material default of the Initiator in performing its closing obligations pursuant to Section 9.2(c)). The closing of such ROFO Sale shall be held no later than sixty (60) days from the date the Recipient(s) deliver the ROFO Election (the “ROFO Closing Period”). Such ROFO Sale shall be on an “as is” and “where is” basis with no representations or warranties other than the Required Representations.
(iii)    ROFO Election Not Made. If the Recipient(s) do not timely or properly make a ROFO Election or deliver the ROFO Deposit in accordance with the terms hereof, (x) the Recipient(s) shall be deemed to have elected not to purchase the Interest to be sold pursuant to the applicable Forced Sale Notice, and (y) the Initiator shall be free to initiate and consummate the Forced Sale and, if directed by the Initiator, the General Partner shall market the Portfolio and other assets of the Partnership as promptly as practicable on such terms approved by the Initiator during the remainder of the Term (the “Marketing Period”) at a price, subject to the following paragraph, not less than ninety-eight percent (98%) of the Proposed Portfolio Price and on such other terms as set forth in the Forced Sale Notice.
(iv)    ROFR.

(A)
If (x) the Recipient(s) fail to timely and properly make a ROFO Election or deliver the ROFO Deposit, and (y) the Initiator subsequently, within the Marketing Period, executes a letter of intent (binding, subject to the Recipient(s)’ rights under this paragraph, or non-binding) for the acquisition of the applicable assets to be sold pursuant to the Forced Sale Notice, and (z) such letter of intent has a proposed cash purchase price of less than ninety-eight percent (98%) of the Proposed Portfolio Price, the Initiator shall not enter into a binding contract with the proposed purchaser or any of its Affiliates unless the Initiator shall provide written notice (the “ROFR Notice”) to the Recipient(s) of (1) the proposed cash purchase price (the “Proposed Purchase Price”) under such letter of intent, (2) a statement setting forth the amount which would be distributed to the Initiator pursuant to Section 5.2 above (after giving effect to all applicable provisions of this Agreement, but after liquidating all reserves then existing and without establishing any additional reserves) if all of the property to be sold as identified in the ROFR Notice were sold on the date of such notice for a gross sales price equal to the Proposed Purchase Price and all liabilities and obligations of the Partnership and any Investment Entity (excluding contingent liabilities) were satisfied from the proceeds from such sales price, and any remaining proceeds were distributed to the Partners in accordance with Section 5.2 (the “ROFR Price”) and (3) the other material economic terms of such sale set forth in such letter of intent. Within twenty-one (21) days after receipt of the ROFR Notice (the “ROFR Exercise Period”), the Recipient shall have the right to offer to

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purchase all of the Interest of the Initiator to be sold at the ROFR Price and the other applicable terms set forth in the ROFR Notice (the “ROFR Sale”), by giving written notice of such election within the ROFR Exercise Period (the “ROFR Election”), which offer shall be irrevocable, and delivering to a title company or other agent reasonably designated by Initiator, in escrow, a cash deposit equal to five percent (5%) of the ROFR Price (the “ROFR Deposit”), which deposit shall be applied against the ROFR Price at closing and shall be nonrefundable to the Recipient(s) (except in the event of a material default of the Initiator in performing its closing obligations pursuant to Section 9.2(c)).

(B)
If the Recipient(s) have timely and properly made a ROFR Election and delivered the ROFR Deposit, the Initiator and the Recipient(s) (or their respective designees) shall consummate the ROFR Sale on an “as is” and “where is” basis with no representations or warranties (other than the Required Representations from the Initiator) within thirty (30) days after the date such Initiator’s acceptance is received by the Recipient(s) (the “ROFR Closing Period”).

(C)
If the Recipient(s) do not timely or properly make a ROFR Election or fail to deliver the ROFR Deposit in accordance with clause (A) above, (x) the Recipient(s) shall be deemed to have elected not to purchase the Interest to be sold pursuant to the applicable ROFR Notice and (y) the Initiator shall be free to, in accordance with Section 9.2(d) below, cause the Partnership to enter into the Forced Sale with the party executing the letter of intent (or any of its Affiliates or assigns), within sixty (60) days after the expiration of the ROFR Exercise Period at a price which is not less than the Proposed Purchase Price, and otherwise on such terms as set forth in the letter of intent.

(c)    Terms Applicable to a ROFO Sale/ROFR Sale.
(i)    Required Documents. Prior to or at the closing of any ROFO Sale or ROFR Sale, the General Partner shall supply to the Recipient(s) all documents customarily required (or reasonably required by the Recipient(s)) to make a good and sufficient conveyance of such Interest to the Recipient(s), which documents shall be in form and substance reasonably satisfactory to the Recipient(s) and the Initiator. All payments shall be by wire transfer of immediately available funds.
(ii)    Conditions Precedent to Closing. The obligation of the Recipient(s) to pay the purchase price in connection with a ROFO Sale or ROFR Sale shall be conditioned upon the Interest being transferred free and clear of all liens, claims and encumbrances, other than permitted liens, claims and encumbrances that were waived by the Recipient(s) and deducted in determining the applicable price of the Interest and permitted liens, claims and encumbrances securing indebtedness of the Partnership or the Investment Entities. This condition is for the sole benefit of the Recipient(s) and may be waived by the Recipient(s) in whole or in part in each of their sole discretion.
(iii)    Brokerage. Except for brokers engaged by the Partnership in connection with a Forced Sale, no brokerage fees or commissions shall be payable by the Partnership in connection with any ROFO Sale or ROFR Sale, and each Partner shall indemnify and hold harmless the Partnership and the other Partners from and against any such claims made based upon the actions of such Partner, including any fees and expenses in defending any such claims.
(iv)    Adjustments and Closing Costs. In connection with any ROFO Sale or ROFR Sale:

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(A)
the Recipient(s) shall pay all fees and costs customarily paid by purchasers of companies that own and operate real property in each jurisdiction where the Investments are located (which may include title fees, recording costs, recording and transfer taxes, as applicable);

(B)
the Initiator shall pay all fees and costs customarily paid by sellers of companies that own and operate real property in each jurisdiction in which the Investments are located (which may include title fees, recording costs, recording and transfer taxes, as applicable);

(C)	the Initiator and the Recipient(s) each shall pay its own legal fees; and

(D)
the Recipient(s) and the Initiator shall adjust the purchase price to reflect all adjustments customarily made in connection with the sale of companies that own and operate real estate in each jurisdiction in which the Investments are located (which may include the proration and apportionment of any revenues and expenses of the Investments).

In the event of a dispute with respect to any of the adjustments and prorations to be made pursuant to this Section 9.2(c)(iv), each of the Initiator and the Recipient(s) shall submit to an shall submit to an arbitration pursuant to Section 9.4 of this Agreement. The arbitrator shall be limited to awarding only one or the other of the two adjustment proposals submitted. The decision of the arbitrator shall be final and binding on the Initiator and the Recipient(s).
(v)    Termination of Obligations. Upon the effective date of any transfer of an Interest pursuant to Section 9.2(b) and this Section 9.2(c), the Initiator’s rights and obligations under this Agreement shall terminate with respect to such transferred Interest, except as to indemnity rights of such Partner under this Agreement attributable to acts or events occurring prior to the effective date of such transfer and except for liabilities and obligations of such Partner arising out of such Partner’s breach of this Agreement.
(vi)    Recipient Failure to Close ROFO Sale or ROFR Sale. If the Recipient(s) have timely and properly delivered a ROFO Election or ROFR Election, as applicable, but thereafter the sale contemplated thereby fails to close within the ROFO Closing Period or ROFR Closing Period, as applicable, as a result of a default of the Recipient(s) (which default is not cured within ten (10) days following the occurrence thereof), then the Recipient(s) shall be in material default hereunder and the Initiator shall have the right to retain the ROFO Deposit or ROFR Deposit, as applicable and the Recipient(s) shall reimburse the Initiator for the reasonable third- party, out-of-pocket costs actually incurred and paid by the Initiator in connection with the exercise of the relevant ROFO Election or ROFR Election, as applicable. Thereafter, the Initiator (1) may pursue and in accordance with Section 9.2(d) cause the consummation of the Forced Sale described in the Force Sale Notice or ROFR Notice, as applicable and/or any other sale to an Unrelated Third Party for a cash price and such other terms and conditions as are determined by the Initiator in its sole discretion (without regard to the Proposed Portfolio Price or the Proposed Purchase Price, as applicable) for an unrestricted period and without any obligation to give any notices of such sale (including any Forced Sale Notice, it being agreed that Section 9.2(b) and this Section 9.2(c) shall no longer be applicable to such sale) or (2) may elect to purchase the Interests of the Recipient(s) for a price equal to the amount that would be distributed to the Recipient(s) pursuant to Section 5.2 above (after giving effect to all applicable provisions of this Agreement, but after liquidating all reserves then existing and without establishing any additional reserves) if all of the property to be sold as identified in the ROFO Notice or ROFR Notice, as applicable, were sold on the date of such notice for a gross sales price equal to ninety-eight percent (98%) of the Proposed Portfolio Price or Proposed Purchase Price, as applicable, and all liabilities and obligations of the Partnership and any Investment Entity (excluding contingent liabilities) were satisfied from the proceeds from such sales price, any remaining proceeds were distributed to the Partners in accordance with Section 5.2. Further, thereafter, the Recipient(s) shall

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(x) cease to have any rights to initiate a Buy-Sell pursuant to Section 9.1, (y) not under any circumstances be entitled to make a ROFO Election or ROFR Election and (z) cease to have any rights to initiate a Forced Sale pursuant to Section 9.2(a).
(vii)    Initiator Failure to Close ROFO Sale or ROFR Sale. If the Recipient(s) have timely and properly delivered a ROFO Election or ROFR Election, but thereafter the sale contemplated thereby fails to close within the ROFO Closing Period or ROFR Closing Period, as applicable, as a result of a default of the Initiator (which default is not cured within ten (10) days following the occurrence thereof), then the Initiator shall be in material default hereunder and the Recipient(s) shall have the right to either (1) seek specific performance from the Initiator in respect of such sale, or (2) elect not to close, in which event the Initiator shall return the ROFO Deposit or ROFR Deposit, as applicable, to the Recipient(s), the Initiator shall pay to the Recipient(s) an amount equal to the ROFO Deposit or ROFR Deposit, as applicable, and the Initiator shall reimburse the Recipient(s) for the reasonable third-party, out-of-pocket costs actually incurred and paid by the Recipient(s) in connection with exercising the relevant ROFO Election or ROFR Election. Further, thereafter, the Initiator shall (x) cease to have any rights to initiate a Buy-Sell pursuant to Section 9.1, (y) not under any circumstances be entitled to make a ROFO Election or ROFR Election and (z) cease to have any rights to initiate a Forced Sale pursuant to Section 9.2(a).
(viii)    Release of Initiator. Notwithstanding any provision herein to the contrary, it shall be a requirement of any offer and the closing of any acquisition of an Interest pursuant to a ROFO Sale or a ROFR Sale to use commercially reasonable efforts to obtain a release of the Initiator and the Initiator’s Affiliates from any personal liability arising out of any and all written documents (e.g., a guaranty) with respect to any and all Partnership or Investment Entity indebtedness or obligations, including without limitation, all loans secured by any Investment (and in the event that such release is not possible in spite of commercially reasonable efforts, a creditworthy entity reasonably acceptable to the Initiator shall indemnify the Initiator and its Affiliates for any claims against the Initiator under any such written documents on such terms and conditions to be agreed to by the Initiator in its reasonable discretion until such indebtedness or obligations are released).
(ix)    Carried Interest Amounts. In connection with a ROFO Sale or ROFR Sale, if the Carried Interest Amounts have not been previously paid or otherwise satisfied in accordance with Section 5.3, the Partnership shall (x) pay the General Partner Carried Interest Amount to the General Partner and (y) effect the Redemption and pay the Redemption Price to the Special Limited Partner, in each case, following the procedures set forth in Section 5.3, except that the date of the closing of the ROFO Sale or ROFR Sale, as applicable, shall be substituted for the Calculation Date, an amount equal to the Proposed Purchase Price or Proposed Portfolio Price shall be substituted for the Appraised Value and the General Partner Carried Interest Amount and the Redemption Price shall be paid in cash to the General Partner and the Special Limited Partner, as applicable, at the closing of the ROFO Sale or ROFR Sale.
(d)    Terms Applicable to Forced Sale.
(i)    Initiator Rights. If the Initiator is the IPT Limited Partner, the Initiator shall, at all times and at its sole option, have the right to control the sale process in its sole discretion. Such control shall include, without limitation, (A) the negotiation, determination and agreement on all terms of any letters of intent, confidentiality agreements, purchase and sale agreements and all other documents necessary to effect such sale, (B) the right to modify or enter into any purchase agreement without providing the Recipient(s) any additional rights hereunder; provided, that such modifications or purchase agreement do not materially change the terms in the Forced Sale Notice and that any liability of the Initiator and the Recipient(s) to the transferee shall not be disproportionately imposed upon the Recipient(s) (excluding disproportionate impacts solely due to having different ownership interests) and (C) the right, without further limitation, at any time or from time to time, to discontinue its pursuit of a Forced Sale (reserving the right to recommence the sales process at any time pursuant

43

to the terms of this Section 9.2), and the Initiator shall not have any obligations or liability to the Recipient(s) by reason of such abandonment. If the Initiator is the QuadReal Limited Partner, (I) the Initiator and the Recipient(s) shall co-control the sale process, (II) Initiator shall give reasonably prior notice to the Recipient(s) of any material actions proposed to be taken with respect to such sale process, (III) the Initiator shall provide the Recipient(s) with all communications made or received by a third party with respect to such sale process and (IV) the Initiator shall not take any action that the Recipient(s) determines, acting in good faith, would result in a reduction in the value of the Partnership, any Investment Entity or the Portfolio or would make the assets of the Partnership or the Investment Entities or the Portfolio less marketable.
(ii)    Required Documents. At the closing of any Forced Sale, each Partner, the Partnership and any applicable Investment Entity shall execute and deliver such share powers, deeds, bills of sale, instruments of conveyance, assignments and other instruments as may reasonably be required, to give good and clear title to the relevant interests or asset(s) to be sold in connection with such sale. With respect to a Forced Sale, the Initiator shall have the right to execute on behalf of the Partnership (or any Investment Entity) any and all contracts, agreements or certifications to effectuate such sale and in the event the Recipient(s) shall fail or refuse to execute any of such instruments in connection with a Forced Sale, the Initiator is hereby granted, without any further action or documents required, an irrevocable power of attorney, coupled with an interest, which shall be binding on the Recipient(s) as to all third parties, to execute and deliver on behalf of the Recipient(s) all such required instruments of transfer. Such power of attorney shall survive and not be affected by the subsequent disability, incapacity, dissolution or termination of the Recipient(s).
(iii)    Additional Cooperation. The Recipient(s) agree to cooperate with and assist the Initiator and its Affiliates in connection with the sale process. Such cooperation shall include, without limitation, answering prospective purchaser’s questions regarding any asset or leases, and assisting with compiling and providing customary information and obtaining customary estoppel certificates in the form required by the prospective purchaser. The Recipient(s) shall not be entitled to any additional compensation for performing the foregoing services and shall not be deemed to be appointed to act as a broker in respect thereof.
(iv)    Broker. The General Partner shall have the right to enter into a brokerage agreement with a broker mutually acceptable to the Initiator and the Recipient(s).
9.3    Specific Performance. It is expressly agreed that the remedy at law for breach of any of the obligations set forth in Section 8.1(c), Section 9.1 and Section 9.2 is inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a party to comply fully with each of such obligations, and (ii) the uniqueness of each Partner’s business and assets and the relationship of the Partners. Accordingly, unless expressly provided otherwise herein, each of the aforesaid obligations and restrictions shall be, and is hereby expressly made, enforceable by specific performance without the necessity to prove irreparable harm or to post a bond.
9.4    Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, if there is (x) a Disputed Issue at any time, (y) a Deadlock Event prior to the Trigger Date, in each case, with respect to the Partnership or an Investment Entity (as applicable) or (z) a dispute in connection with Section 8.1(c)(iii), Section 9.1(f) or Section 9.2(c)(iv), any Limited Partner may, by delivering written notice (an “Arbitration Notice”) to the other within thirty (30) days after the occurrence of such Disputed Issue, Deadlock Event or dispute in connection with Section 8.1(c)(ii), Section 9.1(f), or Section 9.2(c)(iv), trigger the provisions outlined in Exhibit F attached hereto.
ARTICLE 10.

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP
10.1    Events Causing Dissolution.

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(a)    Events. The Partnership shall be dissolved and its affairs wound up on the first to occur of the following events:
(i)    the bankruptcy of the Partnership;
(ii)    the withdrawal (whether or not in accordance with this Agreement) or removal of the General Partner or assignment of all of the general partner Interest of the General Partner, unless there is, at the time of the occurrence of such event, a remaining or substitute General Partner that continues the business of the Partnership pursuant to its obligation under Section 7.4(e) or the Partnership otherwise is continued pursuant to Section 7.4(e);
(iii)    the bankruptcy of the General Partner, unless there is, at the time of the occurrence of such event, a remaining or substitute General Partner that continues the business of the Partnership pursuant to its obligation under Section 7.4(e) or the Partnership otherwise is continued pursuant to Section 7.4(e);
(iv)    the occurrence of any event listed in Sections 17-402(a)(6), (7), (8), (9), (10), (11) or (12) of the Act where the General Partner shall cease to be a general partner unless there is, at the time of the occurrence of such event, a remaining or substitute General Partner that continues the business of the Partnership pursuant to its obligation under Section 7.4(e) or the Partnership otherwise is continued pursuant to Section 7.4(e); or
(v)    the sale or other disposition of all or substantially all of the property of the Partnership;
(vi)    at the time there is no limited partner, except that the Partnership is not dissolved and is not required to be wound up if (A) within ninety (90) days after the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner, the General Partner and the personal representative of the last remaining limited partner agree, in writing, to continue the business of the Partnership and to the admission of such personal representative or its nominee or designee to the Partnership as a limited partner, effective as of the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner or (B) within ninety (90) days after the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner, a Person is admitted to the Partnership as a limited partner by the General Partner (and the General Partner is hereby authorized to effect such admission), effective as of the occurrence of the event that caused the last remaining limited partner to cease to be a limited partner; or
(vii)    the expiration of the Term.
Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution. The Partnership shall not terminate until the assets of the Partnership shall have been liquidated as provided in Section 10.2 and all proceeds therefrom have been collected. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners as such, shall continue to be governed by this Agreement.
(b)    No Liability for Return of Capital Contributions. The Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and their Capital Contributions thereto, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner, the Limited Partners, or the Special Limited Partner.
10.2    Liquidation.
(a)    Liquidating Trustee. Upon dissolution of the Partnership, the General Partner (or if the dissolution is caused by the occurrence of an event described in Section 10.1(a)(ii), (iii) or (iv)), then a Person that may

45

be designated as “liquidating trustee” by the Limited Partners, which “liquidating trustee” shall have all of the powers of the General Partner under this Agreement for purposes of liquidating and winding up the affairs of the Partnership) (the term “General Partner” as used in this Section 10.2 shall be deemed to mean the “liquidating trustee” where appropriate) shall liquidate the assets of the Partnership and the proceeds of such liquidation shall be applied and distributed in accordance with the Act in the following order of priority:
(i)    to the payment of the expenses of the liquidation;
(ii)    in satisfaction of Partnership debt and all other liabilities of the Partnership (whether by payment or making reasonable provision for payment thereof) owing to creditors of the Partnership other than Partners (including former Partners) who are creditors;
(iii)    in satisfaction of any liabilities of the Partnership (whether by payment or making reasonable provision for payment thereof) owing to Partners (including former Partners) who are creditors of the Partnership; and
(iv)    to the Partners, in accordance with Section 5.2.
(b)    Deferred Liquidation. Notwithstanding the foregoing, except in the case of sales pursuant to Article 9 hereof, if the General Partner determines that an immediate sale of all or part of the Partnership assets would cause undue loss to the Partners, the General Partner (with the Approval of the Executive Committee), in order to avoid such loss, after having given notification to the Limited Partners and the Special Limited Partner, to the extent not then prohibited by the limited partnership act of any jurisdiction in which the Partnership is then formed or qualified and applicable in the circumstances, may defer liquidation of and withhold from distribution for a reasonable time (subject to any time limits imposed by the Approval of the Executive Committee) any assets of the Partnership except those necessary to satisfy the Partnership’s debts and obligations, provided that the liquidation shall be carried out in conformity with the timing requirements of Section 1.704-1(b)(2)(ii)(b) of the Treasury Regulations.
(c)    In-Kind Distributions. The Partnership shall not be permitted to make any in-kind distributions except if otherwise Approved by the Executive Committee. At least ten (10) Business Days prior to any proposed in-kind distribution of assets, the General Partner shall notify the Limited Partners and the Special Limited Partner that it intends to make such a distribution, which notice shall specify the assets intended to be included within such distribution. The valuation of any assets proposed to be distributed in-kind must be approved by Approval of the Executive Committee.
(d)    Completion of Winding Up. The General Partner shall cause the liquidation and distribution of all the Partnership’s assets and shall cause the cancellation of the Partnership’s certificate of limited partnership upon completion of winding up the business of the Partnership.
ARTICLE 11.

BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS, ETC.
11.1    Books and Records.
(a)    Maintenance. The books and records of the Partnership shall be maintained by the General Partner (or other Person appointed for such purpose by the General Partner) in accordance with applicable law at the principal office of the Partnership and shall be available for examination at such location by any Partner or such Partner’s duly authorized representatives at any and all reasonable times during normal business hours for any purpose.
(b)    Right to Inspect. The Limited Partners and each of their respective duly authorized representatives shall have the right, at reasonable times and at their own expense, upon prior written notice to the General Partner (which notice shall be given a reasonable length of time in advance in light of the scope of such request, and in no event less than five (5) Business Days in advance), for any purpose, (i) to have true and full information

46

regarding the status of the business and financial condition of the Partnership as is possessed by the General Partner; (ii) to inspect and copy the books of the Partnership and other reasonably available records and information as is possessed by the General Partner concerning the operation of the Partnership, including copies of the Federal, state and local income tax returns of the Partnership and any appraisal reports obtained by the Partnership; (iii) to have a current list of the name and last known business, residence or mailing address of each Partner mailed to the Limited Partners or their respective representatives; (iv) to have true and full information regarding the amount of cash and a description and statement of the value of any property or services contributed to the Partnership as of the date upon which each Partner became a Partner; and (v) to have a copy of this Agreement, the Certificate of Limited Partnership and all amendments or certificates of amendment, as the case may be, thereto, together with copies of any powers of attorney pursuant to which any such amendment or certificate of amendment has been executed.
(c)    Reports.
(i)    Quarterly Reports. As soon as reasonably practical but in no event later than forty-five (45) days after the end of each of the first three (3) fiscal quarters, and as soon as reasonably practical but in no event later than sixty (60) days after the end of the last fiscal quarter of each Fiscal Year, the General Partner shall cause to be prepared and distributed to each Limited Partner a report summarizing, on both a consolidated and an entity-by-entity basis, the results of the Investments for that quarter and from inception of the Partnership through the end of that quarter. Such reports for the Limited Partners shall include, on both a consolidated and an entity-by-entity basis, the amount of capital invested and other payments (which shall be shown separately) made by each Limited Partner pursuant to this Agreement and the amounts paid to each Limited Partner through the end of the quarter (showing both the return on, and the return of, capital), and such other information set forth on Exhibit H attached hereto. The report issued following the last fiscal quarter of each calendar year, which report shall cover such year in its entirety, shall have been audited by an independent certified public accounting firm selected by the General Partner and Approved by the Executive Committee to the extent required by Section 6.2.
(ii)    Other Reports. The General Partner shall cause to be prepared and distributed to each Limited Partner, the information set forth on Exhibit H attached hereto within the time periods specified therein (if applicable).
(d)    Schedules K-1. The General Partner shall cause Schedules K-1 to IRS Form 1065 with respect to the Partnership to be prepared and delivered annually by April 1 to the Partners.
11.2    Accounting and Fiscal Year. The books of the Partnership will be kept on the accrual basis of accounting and will be kept consistent with US generally accepted accounting principles. The Partnership will report its operations for tax purposes using the accrual method. The “Fiscal Year” of the Partnership shall end December 31 in each year.
11.3    Bank Accounts and Investment.
(a)    The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall reasonably determine (which institutions shall not be the General Partner or any of its Affiliates), and withdrawals shall be made only in the regular course of Partnership business in accordance with this Agreement on such signature or signatures as the General Partner may determine. All deposits and other funds not needed in the operation of the business or not yet invested may be invested in U.S. government securities, securities issued or guaranteed by U.S. government agencies, securities issued or guaranteed by states or municipalities, certificates of deposit and time or demand deposits in commercial banks, savings and loan association deposits or bankers’ acceptances. The funds of the Partnership shall not be commingled with the funds of any other Person (including the General Partner or any Affiliate of the General Partner).
(b)    The General Partner shall have no liability to the Partnership or any Partner for any loss sustained by the Partnership as a result of the bankruptcy, receivership, insolvency or other economic failure of any

47

bank, savings and loan institution, other depository of funds or entity to or with which funds of the Partnership have been deposited or invested pursuant to Section 11.3(a), except to the extent that the choice of such entity was a result of a Willful Bad Act or the gross negligence of the General Partner.
11.4    Tax Depreciation and Elections.
(a)    Depreciation Method. With respect to all depreciable assets of the Partnership, the General Partner shall elect to use such depreciation method for Federal tax purposes as it deems appropriate and in the best interests of the Partners generally.
(b)    Section 754 Election. The General Partner may make an election under Section 754 of the Code and such other tax elections under Federal, state or local law as it may from time to time deem necessary or appropriate in its sole discretion.
11.5    Interim Closing of the Books. There shall be an interim closing of the books of account of the Partnership (i) at any time a taxable year of the Partnership ends pursuant to the Code, (ii) upon a closing of the Buy-Sell pursuant to Section 9.1, and (iii) at such other times as the General Partner shall determine are required by good accounting practice or may be appropriate under the circumstances.
11.6    Information from the Limited Partners and the Special Limited Partner. Each Limited Partner and the Special Limited Partner shall, within fifteen (15) days of a written request by the General Partner, furnish to the General Partner such information or execute such forms or certificates as the General Partner shall reasonably require for the purpose of complying with Federal, state or other tax or legal requirements.
ARTICLE 12.

MISCELLANEOUS
12.1    Remedies. If any one or more of the provisions, covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may avail themselves of the express remedies set forth in this Agreement or any other remedy available pursuant to law or equity with respect to such breaches. No single or partial assertion or exercise of any such right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. Notwithstanding anything to the contrary in this Agreement (including, without limitation, the provisions of Sections 6.7 and 6.8), no Person shall be entitled to recover (or be indemnified for) any Losses which are special, punitive, indirect, or consequential in nature.
12.2    Notice. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person sent by personal delivery, recognized overnight delivery service, or sent by electronic mail (in which case, with a duplicate copy mailed or sent by personal delivery or overnight courier), addressed to such party at the address set forth on Schedule 1 or such other address as may hereafter be designated in writing by the addressee to the addressor. All such notices, requests, consents and communications shall be deemed to have been received on the date of such delivery (or refusal thereof).
12.3    Appointment of General Partner as Attorney-in-Fact.
(a)    Power of Attorney. The Limited Partners and the Special Limited Partner, including, without limitation, each substituted Partner, irrevocably constitute and appoint the General Partner (and the Tax Matters Partner, to the extent applicable) as its true and lawful attorney-in-fact with full power and authority in the name, place and stead of the Limited Partners and the Special Limited Partner to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement.

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(b)    Power Coupled With an Interest. The appointment by the Limited Partners and the Special Limited Partner of the General Partner (and the Tax Matters Partner, to the extent applicable) and the aforesaid officers of the General Partner (and the Tax Matters Partner, to the extent applicable) as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and shall survive, and not be affected by, the subsequent bankruptcy, death, incapacity, disability, adjudication of incompetence or insanity or dissolution of any Person hereby giving such power and the transfer or assignment of all or any part of the Interest of such Person; provided, however, that in the event of a permitted transfer by a Limited Partner or the Special Limited Partner of all of its Interest, the foregoing power of attorney of a transferor Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a substituted Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.
12.4    Amendments.
(a)    Agreement to be Bound. Each Limited Partner, the Special Limited Partner, each substituted Partner, the General Partner and any successor General Partner, whether or not such Person becomes a signatory hereof, shall be deemed, solely by reason of having become a Partner, to have adopted and to have agreed to be bound by all the provisions of this Agreement. Without limiting the foregoing, each Limited Partner, the Special Limited Partner, each substituted Partner and any successor General Partner shall take any action requested by the General Partner (including, without limitation, executing this Agreement or such other instrument or instruments as the General Partner reasonably shall determine) to reflect such Person’s adoption of, and agreement to be bound by all the provisions of, this Agreement.
(b)    Permitted Amendments. In addition to the amendments otherwise authorized herein, amendments may only be made to this Agreement from time to time by the General Partner with the consent of the Limited Partners holding, in the aggregate, at least seventy-five percent (75%) of the Percentage Interests; provided, that any such amendment which would adversely impact the rights or obligations of (x) a specific Limited Partner (other than a Defaulting Partner) rather than the Limited Partners as a whole or (y) the Special Limited Partner, shall require the affirmative vote of such affected Limited Partner or the Special Limited Partner, as applicable; provided, further, that the General Partner shall have the right, acting in good faith, to unilaterally (and without the consent of any other Partner or Person) (i) amend this Agreement to make changes of a ministerial nature which do not materially or adversely affect the rights of the Limited Partners or the Special Limited Partner, (ii) amend this Agreement to reflect the withdrawal, removal, bankruptcy, assignment of all of the limited partner Interest of any Limited Partner or the Special Limited Partner, (iii) amend this Agreement to reflect the admission of the Sell-Down Transferee provided such admission complies with the terms of this Agreement and (iv) amend this Agreement pursuant to Section 12.4(c) below.
(c)    Amendment Upon Withdrawal of General Partner. If this Agreement shall be amended to reflect the withdrawal, removal, bankruptcy, assignment of all of the general partner Interest of the General Partner, or any event described in Section 17-402(a)(6), (7), (8), (9), (10), (11) or (12) of the Act where the General Partner shall cease to be a general partner of the Partnership when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner (and the General Partner hereby agrees to do so) and by the successor General Partner.
(d)    Required Filings. In making any amendments, there shall be prepared and filed for recordation by the General Partner such documents and certificates as shall be required to be prepared and filed, no such filing being required solely by reason of this Agreement, under the Act and under the laws of the other jurisdictions under the laws of which the Partnership is then formed or qualified.
12.5    Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

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12.6    Successors. This Agreement shall bind and inure to the benefit of each of the parties and the respective successors of each of the parties.
12.7    Representations and Warranties of the General Partner.
(a)    Authorization. By executing this Agreement, the General Partner hereby represents and warrants to each of the other parties to this Agreement that it is (i) organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (ii) authorized and qualified to enter into and to perform fully all of its obligations arising under this Agreement and the Person signing this Agreement on behalf of the General Partner has been duly authorized by such entity to do so.
(b)    Limited Liability Company. The General Partner represents and warrants by executing this Agreement that it is a limited liability company organized and in good standing under the laws of the State of Delaware.
(c)    Survival. The foregoing representations and warranties shall be true and correct in all respects on and as of the date of this Agreement and shall survive such date.
12.8    Representations and Warranties of the Limited Partners and the Special Limited Partner. By executing this Agreement, each Limited Partner and the Special Limited Partner hereby represents and warrants to each of the other parties to this Agreement, solely with respect to itself (and not with respect to any other Limited Partner), as follows:
(a)    Authorization. Such Partner is (i) organized, validly existing and in good standing under the laws of the jurisdiction of its formation and (ii) authorized and qualified to enter into and to perform fully all of its obligations arising under this Agreement and the Person signing this Agreement on behalf of such Partner has been duly authorized by such entity to do so.
(b)    Execution; Binding Obligation. This Agreement is a valid and binding agreement, enforceable against such Partner in accordance with its terms. Such Partner understands that, upon acceptance by the General Partner and except as explicitly provided for by law in certain jurisdictions outside the United States or this Agreement, such Partner is not entitled to cancel, terminate or revoke this Agreement or any of the powers conferred herein. Such Partner hereby covenants and agrees on behalf of itself and its successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements and to take such other actions as the General Partner may reasonably determine to be necessary or appropriate to effectuate and carry out the purposes of this Agreement.
(c)    No Conflict. The execution and delivery of and/or adherence to, as applicable, this Agreement by or on behalf of such Partner, the consummation of the transactions contemplated hereby and the performance of such Partner’s obligations under this Agreement will not conflict with, or result in any violation of or default under, any provision of any governing instrument applicable to such Partner, or any agreement or other instrument to which such Partner is a party or by which such Partner or any of its properties are bound, or any United States or non- United States permit, franchise, judgment, decree, statute, order, rule or regulation applicable to such Limited Partner or such Partner’s business or properties.
(d)    No Registration of Interests. Such Partner understands that the Interests have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state or non-United States securities laws, and are being offered and sold in reliance upon United States federal, state and applicable non-United States exemptions from registration requirements for transactions not involving a public offering. Such Partner recognizes that reliance upon such exemptions is based in part upon the representations of such Partner contained in this Agreement. Such Partner represents and warrants that the Interests will be acquired by such Partner solely for the account of such Partner, for investment purposes only and not with a view to the distribution thereof. Such Partner represents and warrants that such Partner (i) is a sophisticated investor with the knowledge and experience in business and financial matters to enable such Partner to evaluate the merits and risks of an investment in the Partnership,

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is able to bear the economic risk and lack of liquidity of an investment in the Partnership and is able to bear the risk of loss of its entire investment in the Partnership.
(e)    Regulation D under the Securities Act. Such Partner is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.
(f)    Investment Company Act Matters. Such Partner understands that: (i) the Partnership does not intend to register as an investment company under the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”), and (ii) such Partner will not be afforded the protections provided to investors in registered investment companies under the Investment Company Act. Such Partner was not formed or reformed (as interpreted under the Investment Company Act) for the specific purpose of making an investment in the Partnership, and, under the ownership attribution rules promulgated under Section 3(c)(1) of the Investment Company Act, no more than one Person will be deemed a beneficial owner of such Partner’s Interests. Such Partner is a “qualified purchaser” as that term is defined under the Investment Company Act.
(g)    Acknowledgement of Risks; Restrictions on Transfer. Such Partner recognizes that: (i) an investment in the Partnership involves certain risks, (ii) the Interests will be subject to certain restrictions on transferability as described in this Agreement and (iii) as a result of the foregoing, the marketability of the Interests will be severely limited. Such Partner agrees that it will not transfer, sell, assign, pledge, encumber, mortgage, divide, hypothecate or otherwise dispose of all or any portion of the Interests in any manner that would violate this Agreement, the Securities Act or any United States federal or state or non-United States securities laws or subject the Partnership or the General Partner or any of its Affiliates to regulation under (or make materially more burdensome for such Person any regulatory requirement under) the Investment Company Act or the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”), the rules and regulations of the U.S. Securities and Exchange Commission or the laws and regulations of any United States federal, state or municipal authority or any non-United States governmental authority having jurisdiction thereover.
(h)    Additional Investment Risks. Such Partner is aware that: (i) the Partnership has no financial or operating history, (ii) the General Partner or a Person selected by the General Partner (which may be a manager, member, shareholder, partner or Affiliate thereof) will receive substantial compensation in connection with the management of the Partnership, and (iii) no United States federal, state or local or non-United States agency, governmental authority or other Person has passed upon the Interests or made any finding or determination as to the fairness of this investment.
(i)    No Public Solicitation of the Limited Partners and the Special Limited Partner. Such Partner confirms that it is not subscribing for any Interests as a result of any form of general solicitation or general advertising, including (i) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site that is not password protected) or broadcast over television or radio or (ii) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.
(j)    Investment Advisers Act Matters. Such Partner, as well as any direct or indirect beneficial owner of such Partner that would be identified as a “client” under Rule 205-3 under the Investment Advisers Act, is a “qualified client” within the meaning of the Investment Advisers Act and the rules and regulations promulgated thereunder.
(k)    Benefit Plan Investor Status of the Limited Partners and the Special Limited Partner. Such Partner represents and warrants that such Partner is not (i) an “employee benefit plan” that is subject to Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account or annuity or other “plan” that is subject to Code §4975, or (iii) a fund of funds, an insurance company separate account or an insurance company general account or another entity or account (such as a group trust), in each case whose underlying assets are deemed under the U.S. Department of Labor regulation codified at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, to include “plan assets” of any “employee benefit plan” subject to ERISA or

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“plan” subject to Code §4975 (each of (i) through (iii), a “Benefit Plan Investor”). Such Partner represents, warrants and covenants that it shall not become a Benefit Plan Investor for so long as it holds Interests.
(l)    Anti-Money Laundering and Anti-Boycott Matters. Such Partner acknowledges that the Partnership seeks to comply with all applicable anti-money laundering and anti-boycott laws and regulations. In furtherance of these efforts, such Partner represents, warrants and agrees that: (i) no part of the funds used by such Partner to acquire the Interests and/or to satisfy its Capital Contribution obligations with respect thereto has been, or shall be, directly derived from any activity that may contravene United States federal or state or non-United States laws or regulations, including anti-money laundering laws and regulations, (ii) no Capital Contribution or payment to the Partnership by such Partner and no distribution to such Partner shall cause the Partnership or the General Partner to be in violation of any applicable anti-money laundering laws or regulations including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) regulations and (iii) all Capital Contributions or payments to the Partnership by such Partner will be made through an account located in a jurisdiction that does not appear on the list of boycotting countries published by the U.S. Department of Treasury pursuant to Code §999(a)(3), in effect at the time of such contribution or payment. Such Partner acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, to the extent required by any anti-money laundering law or regulation or by OFAC, the Partnership and the General Partner may prohibit additional capital contributions, restrict distributions or take any other reasonably necessary or advisable action with respect to the Interests, and such Partner shall have no claim, and shall not pursue any claim, against the Partnership, the General Partner or any other Person in connection therewith.
(m)    Such Partner represents and warrants that (a) it and each Person owning an interest equal to or greater than ten percent (10%) in such Partner is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and (ii) not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) no Embargoed Person (as hereinafter defined) is an Affiliate of or owns an interest equal to or greater than ten percent (10%) in such Partner, and (c) such Partner has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any Person or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in such Person or government is prohibited by law or such Person or government is in violation of law.
(n)    REIT-Specific Representations and Warranties. Such Partner represents and warrants that: (a) such Partner is not an individual for purposes of Section 542(a)(2) of the Code (determined after taking into account Section 856(h) of the Code) and (b) no Person who is treated as an individual under Section 542(a)(2) of the Code (determined after taking into account Section 856(h) of the Code) that is a direct or indirect owner of such Partner beneficially owns, or in the future will beneficially own, greater than 9.8% of such Partner.
(o)    Additional Representations for QuadReal WCBAF. QuadReal WCBAF represents and warrants that (i) QuadReal WCBAF is an “accredited investor” as defined in Canadian National Instrument 45-106 Prospectus and Registration Exemptions and (ii) QuadReal WCBAF has not received any general advertising materials relating to the Interests.
12.9    Meaning of Certain Terms. As used in this Agreement, the term “Person” means any individual, corporation, partnership, limited liability company, estate, trust or other legal entity any individual, partnership, corporation, trust or other legal entity; “Affiliate” or “Person Affiliated with” means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with the specified Person (provided, that for the purposes of this Agreement, (x) the Partnership and the Investment Entities shall be deemed not to be Affiliates of the General Partner or any of its Affiliates and (y) neither the Special Limited Partner nor the BCIG Partners shall be deemed to be an Affiliate of the General

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Partner, the IPT Limited Partner, or any of their respective Affiliates); the terms “Control”, “Controlled by”, and “under common Control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, by contract or otherwise; and “Unrelated Third Party” means, when used with reference to a specified Person, a Person who is not an “Affiliate” of or “Person Affiliated with” the specified Person.
12.10    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.
12.11    Confidentiality.
(a)    Each Partner agrees to keep the terms of this Agreement and all materials, information and agreements exchanged between the Partners or received by the Partners in connection with this Agreement, including the terms hereof (collectively, the “Confidential Information”), confidential and not to disclose, deliver or otherwise make the same or any copy (or any draft thereof) available to any Person, except to the extent that (i) the disclosure or delivery of the Confidential Information is made to representatives, agents, employees, legal counsel, accountants, auditors, financial or other advisors, or other Persons, in each case, who need to know such information to perform any duty or function or as reasonably necessary for such Person to carry out its ongoing operations (including to potential investors (including in connection with the IPT Limited Partner’s right to exercise the IPT Sell-Down pursuant to Section 8.1(e)) and financing providers); (ii) the Confidential Information may generally become available to the public or become circulated to the public through no fault of the disclosing Partner; (iii) the Confidential Information was known on a non-confidential basis prior to its disclosure in connection with this Agreement; (iv) the information was independently developed without reference to the Confidential Information; or (v) the disclosure of the Confidential Information is required by applicable law or regulation (including, without limitation, United States securities laws); provided, that any Person to whom the Confidential Information is disclosed or delivered by a Partner pursuant to clause (i) above shall have been advised of the confidential nature of such information by the disclosing Partner and the disclosing Partner shall be responsible for any breach of this Section 12.10 by such Person. Each Partner shall be entitled to make a public announcement regarding the consummation of the acquisition, disposition or financing of an Investment; provided, that such public announcement shall not include the name or any other information that may reveal the identity of the QuadReal Limited Partner or any Affiliate of the QuadReal Limited Partner, including its ultimate parent company, without the prior written consent of the QuadReal Limited Partner (except to the extent such disclosure is required by applicable law or regulation (including, without limitation, United States securities laws)).
(b)    QuadReal Specific Confidentiality Provisions.
(i)    Notwithstanding Section 12.11(a), the General Partner agrees and acknowledges that each of QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB and QuadReal Hydro is subject to disclosure of information requirements under the Pension Benefits Standards Act (“PBSA”). Each of QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB and QuadReal Hydro hereby agrees that if it is requested or required to disclose any Confidential Information to authorities to effect compliance with the PBSA or to any other party by written agreement, it shall notify the General Partner in advance of such disclosure and shall only disclose such Confidential Information to the extent required by law or any court of competent jurisdiction or by written agreement between QuadReal and such Limited Partner and its equity owners.
(ii)    Notwithstanding Section 12.11(a), in consideration of each of QuadReal College’s, QuadReal Municipal’s, QuadReal Public Service’s, QuadReal Teachers’, QuadReal WCB’s and QuadReal Hydro’s status as a British Columbia pension fund and its relationship with its equity owners, to the extent required by law or any court of competent jurisdiction or by written agreement with such equity owners of the foregoing Limited Partners, the General Partner hereby consents to

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the disclosure by each of QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB and QuadReal Hydro to its equity owners of the following information: (A) the name of the Partnership, (B) the date of the Partnership’s inception, (C) each of QuadReal College’s, QuadReal Municipal’s, QuadReal Public Service’s, QuadReal Teachers’, QuadReal WCB’s and QuadReal Hydro’s total capital contributions to the Partnership, and (D) the total distributions to each of QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB and QuadReal Hydro from the Partnership. Except to the extent otherwise required pursuant to this Section 12.11(b)(ii), each of QuadReal College, QuadReal Municipal, QuadReal Public Service, QuadReal Teachers, QuadReal WCB and QuadReal Hydro shall remain subject to such confidentiality restrictions as set forth in this Section 12.11.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, to the extent required by law or any court of competent jurisdiction or by written agreement between the Limited Partners and their respective equity owners, the General Partner hereby agrees that the QuadReal Limited Partner and British Columbia Investment Management Corporation (“QuadReal”) shall be permitted to disclose the Applicable Information (as defined below), including on their website. For purposes of this Section 12.11(b)(iii), “Applicable Information” means: (A) the name and address of the Partnership; (B) the fact that the QuadReal Limited Partner is a Limited Partner in the Partnership; and (C) a brief description of the Partnership’s general investment strategy (which will be limited to the information set forth in Article 2 hereof); provided, that with respect to any such information that has been independently produced by the QuadReal Limited Partner, including based on information provided by the General Partner, the QuadReal Limited Partner agrees to include language stating, or otherwise disclosing, that such information has been independently prepared by the QuadReal Limited Partner.
(iv)    Notwithstanding Section 12.11(a), to the extent required by law or any court of competent jurisdiction or by written agreement between the QuadReal Limited Partners and their respective equity owners, the General Partner hereby agrees that the QuadReal Limited Partner may disclose any information it receives relating to the Partnership to QuadReal and its agents, contractors and any representatives thereof (collectively, the “QuadReal Parties”), in each case, only to the extent that any QuadReal Party reasonably needs to know such information in connection with the QuadReal Limited Partner’s investment in the Partnership; provided, that (A) the QuadReal Parties are informed of the confidential nature of the information and are subject to the confidentiality obligations set forth in Section 12.11(a), and (B) the QuadReal Limited Partner will be liable for any breach of the confidentiality obligations by the QuadReal Parties as if the QuadReal Limited Partner had itself breached such confidentiality obligations.
(v)    Notwithstanding anything in this Section 12.11(b) to the contrary, in the event that the QuadReal Limited Partner or any QuadReal Party becomes legally compelled to disclose (e.g., pursuant to a lawful subpoena) any Confidential Information, the QuadReal Limited Partner or such QuadReal Party shall use its best efforts to (A) provide the General Partner with prompt written notice of such disclosure prior to making the disclosure, so as to give the General Partner a meaningful opportunity to quash any legal process purporting to compel such disclosure (and the QuadReal Limited Partner or such QuadReal Party shall not frustrate any such act to quash any such legal process), (B) only provide that portion of the Confidential Information that is legally required, and (C) interpose a confidentiality defense based upon this Agreement in an effort to ensure that confidential treatment will be afforded to any disclosed Confidential Information.
12.12    Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement, the rights and obligations of the parties hereto, and any claims and disputes relating thereto shall be subjected to and governed by the Act and the other laws of the State of Delaware as applied to agreements among Delaware residents to be entered into and performed entirely within the State of Delaware, and such laws shall govern all aspects of this Agreement, including, without limitation, the limited partnership aspects of this Agreement.

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12.13    Waiver of Jury Trial. The parties hereby expressly waive the right to a trial by jury in any action or proceeding brought by or against any of them relating to this Agreement or the transactions contemplated hereby.
12.14    Venue. Subject to Section 9.4, each of the parties hereby submits to the exclusive jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
12.15    Limitation on Benefits. The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER

IPT BTC II GP LLC, a Delaware limited liability company

By: IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By: Industrial Property Trust Inc., a Maryland corporation, its general partner

By:    /s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: Chief Financial Officer

IPT LIMITED PARTNER

IPT BTC II LP LLC, a Delaware limited liability company

By: IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By: Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By: Industrial Property Trust Inc., a Maryland corporation, its general partner

By:    /s/ Thomas G. McGonagle
Name: Thomas G. McGonagle
Title: Chief Financial Officer

SPECIAL LIMITED PARTNER

Industrial Property Advisors Sub IV LLC, a Delaware limited liability company

By: Industrial Property Advisors LLC, a Delaware limited liability company, its sole member

By: Industrial Property Advisors Group LLC, a Delaware limited liability company, its sole member

By:/s/ Evan H. Zucker
Name: Evan H. Zucker
Title: Manager

BCIG LIMITED PARTNER

BCG BTC II Investors LLC, a Delaware limited liability company

By: /s/ Evan H. Zucker
Name: Evan H. Zucker
Title: Manager

QUADREAL WCBAF
bcIMC (WCBAF) Realpool Global Investment Corporation, a Canadian corporation

By: /s/ Stephen Barnett
Name: Stephen Barnett
Title:     Sole Director

QUADREAL COLLEGE
bcIMC (College) US Realty Inc., a Canadian corporation

By: /s/ Stephen Barnett
Name: Stephen Barnett
Title:     Sole Director

QUADREAL MUNICIPAL
bcIMC (Municipal) US Realty Inc., a Canadian corporation

By: /s/ Stephen Barnett
Name: Stephen Barnett
Title:     Sole Director

QUADREAL PUBLIC SERVICE
bcIMC (Public Service) US Realty Inc., a Canadian corporation

By: /s/ Stephen Barnett
Name: Stephen Barnett
Title:     Sole Director

QUADREAL TEACHERS
bcIMC (Teachers) US Realty Inc., a Canadian corporation

By: /s/ Stephen Barnett
Name: Stephen Barnett
Title:     Sole Director

QUADREAL WCB
bcIMC (WCB) US Realty Inc., a Canadian corporation

By: /s/ Stephen Barnett
Name: Stephen Barnett
Title:     Sole Director

QUADREAL HYDRO
bcIMC (Hydro) US-Realty Inc., a Canadian corporation

By: /s/ Stephen Barnett
Name: Stephen Barnett
Title:     Sole Director

QUADREAL US
QuadReal US Holdings Inc., a Canadian corporation

By: /s/ Jonathan Dubois-Phillips
Name: Jonathan Dubois-Phillips
Title: President, International Real Estate